Exhibit 10.1

EXECUTION VERSION

BACKSTOP COMMITMENT AGREEMENT

AMONG

EXIDE TECHNOLOGIES

AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of January 7, 2015

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Commitment Agreement”), dated as of January 7, 2015, is made by and among Exide Technologies, a Delaware corporation (as a debtor in possession and a reorganized debtor, as applicable, “Exide” or the “Debtor”), on the one hand, and the Backstop Parties set forth on Schedule 1 hereto (each referred to herein, individually, as a “Backstop Party” and, collectively, as the “Backstop Parties”), on the other hand. Exide and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on June 10, 2013 (the “Petition Date”), Exide commenced a voluntary reorganization case captioned In re Exide Technologies, Ch. 11 Case No. 13-11482 (KJC) (Bankr. D. Del. Jun. 10, 2013) (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, in connection with the Chapter 11 Case, certain members of the Unofficial Noteholder Committee, other holders of the Senior Secured Note Claims and Exide have engaged in discussions to effect a restructuring of Exide through a chapter 11 plan of reorganization substantially on the terms attached as an exhibit (the “PSA Term Sheet”) to that certain Second Amended and Restated Plan Support Agreement dated as of January 6, 2015 among the Debtor, the Backstop Parties and certain other holders of Senior Secured Note Claims (as defined herein) (as amended, supplemented or otherwise modified from time to time, the “PSA” and, together with the transactions contemplated therein and under the Plan (as defined herein), all of which shall be substantially on the terms and conditions described in the PSA, the “Restructuring Transactions”);

WHEREAS, on November 17, 2014, Exide filed the Plan of Reorganization of Exide Technologies in the Chapter 11 Case (as shall be amended in accordance with the terms of the PSA and this Agreement to reflect the terms of the PSA Term Sheet and as otherwise amended, supplemented or otherwise modified from time to time in accordance with the PSA and this Agreement, the “Plan”)), together with the Disclosure Statement with respect to the Plan (as amended, supplemented or otherwise modified from time to time in accordance with the PSA and this Agreement, the “Disclosure Statement”);

WHEREAS, in connection with the Restructuring Transactions, each Backstop Party has entered into this Commitment Agreement and become a party hereto and has agreed (on a several and not joint basis) in connection with a Rights Offering of up to $175.0 million of New Second Lien Convertible Notes, to purchase (x) such Backstop Party’s Primary Notes, and (y) up to its Backstop Commitment Amount of the Backstop Notes, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise provided herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Except as otherwise provided in this Commitment Agreement, whenever used in this Commitment Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Affiliated Funds of such Person); provided, that for purposes of this Commitment Agreement, no Backstop Party shall be deemed an Affiliate of Exide. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Fund” means any investment fund, the fund manager or primary investment advisor of which is an Affiliate of such Backstop Party.

“Aggregate Commitment Amount” means, with respect to each Backstop Party, the amount set forth opposite such Backstop Party’s name under the column titled “Aggregate Commitment Amount” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Commitment Agreement).

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Available Notes” means the Primary Notes and Backstop Notes that any Backstop Party fails to purchase as a result of a Backstop Party Default by any Backstop Party.

“Backstop Commitment Amount” means, with respect to any Backstop Party, the amount set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Amount” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Commitment Agreement), which equals (x) the amount set forth opposite such Backstop Party’s name under the column titled “Aggregate Commitment Amount” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Commitment Agreement) minus (y) such Backstop Party’s Primary Notes, as set forth opposite such Backstop Party’s name under the column titled “Primary Notes” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Commitment Agreement).

“Backstop Party Default” means the failure by any Backstop Party to deliver and pay the aggregate Purchase Price for such Backstop Party’s Primary Notes by the time set forth in the Rights Offering Procedures and such Backstop Party’s Backstop Notes by the Backstop Escrow Funding Date in accordance with Section 2.4(b).

“Backstop Notes” means the Unsubscribed Notes in an aggregate principal amount of up to $160,000,000 that will be issued and sold by Exide in the Rights Offering to the Backstop Parties in accordance with their respective Aggregate Commitment Amounts pursuant to this Commitment Agreement.

“BCA Approval Motion” means the motion to approve the Debtor’s entry into this Commitment Agreement pursuant to sections 105(a) and 363(b) of the Bankruptcy Code and the performance by Exide of its obligations hereunder, which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“BCA Approval Order” means the order of the Bankruptcy Court approving the relief requested in the BCA Approval Motion, which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Board” means the board of directors of Exide.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Claim” means any “claim” against the Debtor as defined in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between, or that involves or applies to, any employer and any Employee Representative.

“Commitment Amount” means $160,000,000.

“Company Disclosure Schedules” means the disclosure schedules delivered by Exide to the Backstop Parties on the date of this Commitment Agreement, in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Company Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material compensation and benefits plans, policies, programs, arrangements or payroll practices, and each other material stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, retirement, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed to or required to be contributed to by Exide or any of its Subsidiaries, or under which Exide or any of its Subsidiaries has any current or potential liability.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by Exide on or prior to the date hereof.

“Confirmation Order” means the Order entered by the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and authorizing all of the transactions and agreements contemplated by the Plan, in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, binding letter of intent, binding memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding any Company Plan and the Plan.

“Cover Transaction” means a circumstance in which Exide funds all or a portion of the Deficiency Amount through available cash and/or Exide arranges for the sale of all or any portion of the Available Notes to any other Person, in each case during the Cover Transaction Period.

“Cover Transaction Period” means the ten (10) Business Day period following expiration of the Backstop Party Replacement Period.

“Debtor Claims” means those Claims or interests classified or unclassified under the Plan, including each of the Senior Secured Note Claims and any other Claims or interests junior to the Senior Secured Note Claims, that any Backstop Party may hold against the Debtor, but excluding claims under the Existing European Facilities (as defined in the PSA Term Sheet) or under the DIP Credit Agreement.

“Defaulting Backstop Party” means, at any time, any Backstop Party that caused a Backstop Party Default that is continuing at such time.

“Deficiency Amount” means the difference between (x) the Commitment Amount and (y) the aggregate amount on deposit in the Rights Offering Escrow Accounts, calculated as of the first (1st) Business Day following the expiration of the Backstop Party Replacement Period (after giving effect to a Backstop Party Replacement).

“DIP Credit Agreement” means that certain Amended and Restated Superpriority Debtor-in-Possession Credit Agreement by and among Exide Technologies, as

U.S. borrower, Exide Global Holding Netherlands C.V., as foreign borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as agent, J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger and UBS Securities LLC, as documentation agent, dated as of July 12, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time) as approved by the Final DIP Order.

“DIP Event of Default” means an “Event of Default” under, and as defined in, the DIP Credit Agreement.

“DIP Term Loan Claim” has the meaning set forth in the Plan.

“Disclosure Statement” means the disclosure statement with respect to the Plan approved pursuant to the Disclosure Statement Order (including all exhibits and schedules thereto), in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Disclosure Statement Order” means the Order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“DOJ Investigation” means the investigation initiated by the U.S. Department of Justice in the Central District of California by service on Exide of a grand jury subpoena on August 8, 2014 regarding waste hauling practices and air emissions related to the Vernon Facility.

“DTSC” means the State of California Environmental Protection Agency, Department of Toxic Substances Control.

“DTSC Stipulation” means the Stipulation and Order dated November 5, 2014 by and between Exide and the DTSC, as approved by an Order of the Bankruptcy Court entered on November 20, 2014.

“Emergence Available Liquidity” means an amount, determined as of the Plan Effective Date on a pro forma basis after giving effect to the transactions contemplated by the Plan and this Commitment Agreement, equal to (x) the amount of cash and cash equivalents of Exide and its Subsidiaries that are not “restricted” in accordance with GAAP, determined on a consolidated basis following the accounting methodologies, practices and procedures historically used by Exide in preparing a consolidated balance sheet for Exide and its Subsidiaries in accordance with GAAP, plus (y) all amounts available for borrowing or issuance of letters of credit under the Exit ABL Revolver Financing.

“Emergence Available Liquidity Target” means $190.0 million; provided, however, that the Emergence Available Liquidity Target shall be reduced dollar for dollar by: (i) the amount by which the net proceeds received by Exide and/or its Subsidiaries pursuant to the Frisco Master Settlement Agreement is less than the amount projected to be received as set forth in the projections filed by Exide with the Bankruptcy Court on November 25, 2014; (ii) the amount of any cash settlement paid by Exide and/or its Subsidiaries in respect of the AQMD Complaint; and (iii) the amount of any cash paid by Exide and/or its Subsidiaries in respect of claims of prepetition unsecured creditors (or any fee and expense related thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event” means any event, development, occurrence, circumstance or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exide Bylaws” means the amended and restated bylaws of Exide as of the Closing Date, which shall be substantially consistent with the terms set forth in the Plan and otherwise be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Exide C.V.” means Exide Global Holding Netherlands C.V., a direct non-debtor Subsidiary of Exide incorporated under the laws of the Netherlands.

“Exide Certificate of Incorporation” means the amended and restated certificate of incorporation of Exide as of the Closing Date, which shall be substantially consistent with the terms set forth in the Plan (or any supplement thereto) and otherwise be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Exit ABL Revolver Financing” means that certain exit financing obtained by Exide on or prior to the Plan Effective Date in the form of an asset-based revolving credit facility in an aggregate amount of up to $225.0 million, the documentation for which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and shall have the terms therefor substantially as described in the PSA Term Sheet and other terms and provisions that are customary for such an asset-based revolving facility.

“Expense Reimbursement” has the meaning set forth in Section 3.3.

“Fee Notes” has the meaning set forth in Section 3.1.

“Fee Shares” has the meaning set forth in Section 3.1.

“Final DIP Order” means that Order entered by the Bankruptcy Court on July 25, 2013 [Docket No. 427], as may be amended from time to time.

“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and is in full force and effect, and as to which order or judgment (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed, has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided that, upon mutual written agreement, Exide and the Requisite Backstop Parties may deem an order or judgment to be a “Final Order” for purposes hereof.

“First Lien High Yield Notes” means those certain first lien high yield notes in an aggregate principal amount equal to $272,141,224 to be issued by Exide on or prior to the Plan Effective Date in connection with the DIP/First Lien Exchange and the DIP/Second Lien Conversion Funding Fee (each as defined in the Plan), the documentation for which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and shall reflect the terms therefor substantially as described in the PSA Term Sheet and other terms and provisions, including affirmative and negative covenants, that are customary for such high yield notes.

“First Lien Indenture” means the indenture among Exide, as issuer, the guarantors party thereto, and the Trustee governing the First Lien High Yield Notes, dated as of the Plan Effective Date.

“Frisco Master Settlement Agreement” means that certain Master Settlement Agreement by and among Exide, the City of Frisco, Texas, Frisco Economic Development Corporation, and Frisco Community Development Corporation dated June 6, 2012.

“General Rights Offering Escrow Account” means the escrow account established pursuant to the Rights Offering Procedures pursuant to which Rights Offering Participants are required to fund the Purchase Price.

“Governmental Entity” means any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” means the indenture among Exide, as issuer, the guarantors party thereto, and the Trustee governing the New Second Lien Convertible Notes, dated as of the Plan Effective Date.

“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (i) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (ii) patents, inventions, invention disclosures, technology, know-how, processes and methods, (iii) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (iv) trade secrets and confidential or proprietary information or content, and (v) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re-examinations and foreign counterparts of any of the foregoing.

“Intercreditor Agreement” means the intercreditor agreement governing the relationship as to lien priority and enforcement of creditors’ rights among (1) the lenders under the Exit ABL Revolver Financing, (2) the holders of the First Lien High-Yield Notes and (3) the holders of the New Second Lien Convertible Notes, which shall be substantially on the terms specified in the PSA Term Sheet and shall have other terms and provisions that are customary for such an intercreditor agreement of this kind.

“IRS” means the United States Internal Revenue Service.

“KEIP” means a key employee incentive plan.

“Knowledge of Exide” means the knowledge, after reasonable inquiry, of any of the following members of Exide’s management team: Exide’s Chief Executive Officer, Chief Financial Officer, General Counsel, President of Industrial Americas, Recycling, and Research and Development, President of Asia Pacific, Chief Restructuring Officer, President of Europe, or Senior Vice President of Corporate Development and Treasurer.

“Law” means any law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lien” means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“LTIP” means a long-term incentive plan consistent with the Plan.

“Material Adverse Effect” means any Event which individually, or together with all other Events, has had or would reasonably be expected to have a material adverse effect on the (i) business, assets, capitalization, liabilities, finances, properties, results of operations, or condition (financial or otherwise) or the prospects of Exide, individually, or Exide and its Subsidiaries, taken as a whole, or (ii) the ability of Exide, individually, or Exide and its Subsidiaries, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, this Commitment Agreement, the PSA or the Plan, including the Rights Offering.

“Material Entity” means Exide and any Subsidiary of Exide that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, that is regulated as hazardous, toxic, a contaminant, a pollutant, or otherwise is regulated under any Environmental Law as a result of its ignitability, corrosivity, reactivity, or toxicity.

“New Common Stock” means the common stock to be authorized and issued by Exide on the Plan Effective Date.

“New Second Lien Convertible Notes” means the 7.0% Second Lien Convertible Notes due 2025 of Exide issued pursuant to the Indenture in an aggregate principal amount not less than $276,000,000 but not greater than $291,000,000 (with the aggregate principal amount subject to adjustment as described in the PSA Term Sheet), the documentation for which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and shall have the terms therefor substantially as described in the PSA Term Sheet and other terms and provisions that are customary for such notes, including, without limitation, affirmative and negative covenants that are consistent with those governing the First Lien High Yield Notes, with such adjustments thereto as are reasonable and customary for second-lien secured high-yield notes, and which shall be rated by at least one credit rating agency within ninety (90) days after the Closing.

“Order” means any judgment, order, award, injunction, writ, or decree of any Governmental Entity or arbitrator.

“Overallotment Procedures” has the meaning set forth in the Rights Offering Procedures.

“Overallotment Notes” means the aggregate amount of all Rights Offering Notes subscribed for by holders of Senior Secured Note Claims that elect to purchase Rights Offering Notes in excess of such holder’s Primary Notes.

“Owned Debtor Claims” means those Debtor Claims beneficially owned by any Backstop Party or of which such Backstop Party is the nominee, investment manager or advisor for the beneficial owners of such Debtor Claims.

“Owned DIP Claims” means those DIP Term Loan Claims beneficially owned by any Backstop Party or of which such Backstop Party is the nominee, investment manager or advisor for the beneficial owners of such DIP Term Loan Claims, as reflected on Schedule 1 attached hereto.

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly by Exide and its Subsidiaries, together with all buildings, fixtures and improvements located thereon, and all appurtenances thereto.

“Permitted Liens” means (i) Liens for Taxes, assessments, and other governmental levies, fees or charges that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Commitment Agreement, for amounts that (A) do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of Exide or any of its Subsidiaries or (B) are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property; (iv) minor deficiencies in title, survey exceptions, easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such real property or the operation of Exide’s or any of its Subsidiaries’ business; (v) Liens that affect Owned Real Property, the underlying fee interest of any Real Property Lease, or tangible personal property that do not materially impair the use of such property in the ordinary course of Exide’s or any of its Subsidiaries’ business, as currently conducted; (vi) all licenses, agreements, settlements, consents, and covenants not to assert that were entered into in the ordinary course of business consistent with past practice; (vii) the interests of lessors under operating leases and licensors under license agreements; (viii) Liens on amounts deposited to secure Exide’s and its Subsidiaries’ obligations in connection with workers’ compensation insurance unemployment insurance or other types of social security; (ix) Liens on amounts deposited to secure Exide’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, and Liens arising in connection with the sales, transfers, dispositions and factoring of accounts receivable; (x) Liens on amounts deposited to secure Exide’s and its Subsidiaries’ obligations with respect to statutory obligations, surety and customs bonds, statutory bonds, government contracts, trade contracts, completion and performance guarantees, performance bonds, stay or appeal bonds, progress payments and other similar obligations incurred in the ordinary course of business; (xi) in connection with subsurface mineral and oil and gas rights that do not materially interfere with or impair the use or operation thereof; (xii) on or after the occurrence of the Plan Effective Date, Liens granted in connection with or permitted under the Indenture or the documentation governing the Exit ABL Revolver Financing or First Lien High Yield Notes; and (xiii) Liens that, pursuant to the Confirmation Order, will not survive beyond the Plan Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Plan Effective Date” means the “Effective Date” as set forth in the Plan.

“Plan Transaction Documents” means the “Plan Transaction Documents” as defined under the Plan, including all documentation contemplated by the Restructuring Transactions and this Agreement.

“Primary Notes” means the New Second Lien Convertible Notes issuable by Exide to a holder of Senior Secured Notes Claims in aggregate principal amounts set forth on Schedule 1 upon exercise of subscription rights in the Rights Offering and payment of the Purchase Price therefor.

“Post-Effective Date Business” means the businesses, assets and properties of Exide and its Subsidiaries, taken as a whole, as of the Plan Effective Date after giving effect to the Restructuring Transactions and other transactions contemplated by the Plan.

“Purchase Price” means the aggregate principal amount of Backstop Notes, minus any original issue discount on such Backstop Notes elected to be received by a Backstop Party in lieu of receipt of Fee Notes pursuant to the terms of this Agreement, to be purchased by such Backstop Party in accordance with its Aggregate Commitment Amount.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which Exide or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in Exide’s or its Subsidiaries’ business.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Reorganized Exide Corporate Documents” means the Exide Bylaws, the Exide Certificate of Incorporation and the bylaws and certificate of incorporation (or comparable constituent documents) of any other Subsidiaries of Exide, each in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Backstop Parties” means the Backstop Parties (other than any Defaulting Backstop Parties) holding more than fifty percent (50%) of the Aggregate Commitment Amounts committed by all of the Backstop Parties (other than any Defaulting Backstop Parties); provided, that for purposes of this definition, each such Backstop Party shall be deemed also to have committed the Aggregate Commitment Amount held by such Backstop Party’s Related Purchasers, with such Backstop Party and such Backstop Party’s Related Purchasers being treated as a single holder for this purpose; provided, further, that, to the extent the satisfaction or consent of the Requisite Backstop Parties is required in respect of any provision or document referred to herein or in the Plan, any such provision or document shall not have a material, disproportionate (as compared to other Backstop Parties) and adverse effect on any Backstop Party or the Owned Debtor Claims held by such Backstop Party without the consent of such Backstop Party.

“Rights” means the subscription rights distributed pursuant to and in accordance with the Rights Offering Procedures.

“Rights Offering” means the rights offering contemplated by this Commitment Agreement and the Rights Offering Procedures, both as are reasonably satisfactory to the Requisite Backstop Parties; provided, however, that nothing set forth in this Commitment Agreement, the Rights Offering Procedures or otherwise shall require aggregate subscriptions or proceeds in excess of the Commitment Amount as a condition to the consummation of the Rights Offering.

“Rights Offering Escrow Accounts” means, collectively, the Backstop Escrow Account and the General Rights Offering Escrow Account established in accordance with Section 2.4.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Purchase Price.

“Rights Offering Notes” means the New Second Lien Convertible Notes in the aggregate principal amount of up to $175,000,000 offered for subscription under the Rights Offering Procedures.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Notes in accordance with the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the Rights Offering Procedures Order which procedures shall be in form and substance reasonably satisfactory to Exide and the Requisite Backstop Parties.

“Rights Offering Procedures Order” means an Order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Requisite Backstop Parties, approving the commencement of the Rights Offering in accordance with the Rights Offering Procedures.

“Rights Offering Subscription Agent” means a subscription agent appointed by Exide and reasonably satisfactory to the Requisite Backstop Parties.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreement, creating, evidencing or perfecting the security interests in the collateral securing the New Second Lien Convertible Notes , the documentation for which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and shall have the terms therefor substantially as described in the PSA Term Sheet and other terms and provisions that are customary for such agreements, which terms and provisions shall be consistent with those governing the corresponding agreements related to the First Lien High Yield Notes.

“Senior Secured Indenture” means that certain indenture dated as of January 25, 2011 (as amended, supplemented or otherwise modified from time to time) under which Exide issued the Senior Secured Notes.

“Senior Secured Note Claims” means the Claims on account of the Senior Secured Notes.

“Senior Secured Notes” means those certain 8 5/8% Senior Secured Notes due 2018 issued by Exide under the Senior Secured Indenture.

“Solicitation Materials” means the solicitation materials in respect of the Plan and the Rights Offering Procedures, in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Stockholders Agreement” means that agreement to be entered into among reorganized Exide and the holders of equity interests in reorganized Exide, which shall be in form and substance substantially consistent with the Plan and otherwise reasonably satisfactory to the Requisite Backstop Parties.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation.

“Taxes” (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Trustee” means the trustee under the Indenture and the First Lien Indenture or, in the event that the Indenture and the First Lien Indenture have separate trustees, the trustee under the Indenture or the First Lien Indenture, as applicable.

“Unofficial Noteholder Committee” means that certain ad hoc committee of holders of Senior Secured Notes (and certain of their Affiliates) represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Unsubscribed Notes” means the Rights Offering Notes (after giving effect to the purchase of any Overallotment Notes) that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

“Vernon Facility” means Exide’s lead recycling facility and related operations located at 2700 South Indiana Avenue, Vernon, California 90058.

“Vernon Legal Action” means any action or claim pursued by the Los Angeles County Board of Supervisors against Exide that results in any injunctive relief or monetary damages in respect of the Vernon Facility.

“Vernon Mitigation Plan” means that certain Mitigation Plan for Construction of Risk Reduction Measures, RCRA RFI Sampling, and Major Maintenance Activities prepared for Exide by Remediation Services, Inc. dated May 12, 2014 and approved by the AQMD on July 10, 2014, as amended on August 8, 2014 and as may be further amended and supplemented from time to time.

“Vernon Risk Reduction Plan” means that certain Risk Reduction Plan submitted by Exide to the AQMD and approved by the AQMD on March 19, 2014, as may be amended and supplemented from time to time.

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Alternative Transaction	Section 4.02(b) of the PSA
Applicable Consent	Section 4.7
AQMD	Section 6.16
AQMD Complaint SSe	Section 6.16
Backstop Commitment	Section 2.2
Backstop Commitment Fee	Section 3.1
Backstop Equity Fee	Section 3.1
Backstop Escrow Account	Section 2.4(a)
Backstop Escrow Funding Date	Section 2.4(b)
Backstop Notes Fee	Section 3.1

Defined Term	Section
Backstop Parties	Preamble
Backstop Party	Preamble
Backstop Party Replacement	Section 2.3(a)
Backstop Party Replacement Period	Section 2.3(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Chapter 11 Case	Recitals
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Commitment Agreement	Preamble
Common Stock	Section 7.1(cc)
Debtor	Recitals
Economic Change	Section 8.05 of the PSA
Employee Representatives	Section 4.14(a)
Environmental Laws	Section 4.19(a)
Escrow Release	Section 2.4(b)
Exide	Preamble
Existing European Facilities	PSA Term Sheet
Expense Reimbursement	Section 3.3
Fee Notes	Section 3.1
Fee Shares Sect	Section 3.1
Financial Reports	Section 6.6(a)
Financial Statements	Section 4.9
Foreign Benefit Plans	Section 4.21(h)
Funding Notice	Section 2.4(a)
GAAP	Section 4.9
Indemnified Claim	Section 8.2
Indemnified Person	Section 8.1
Indemnifying Party	Section 8.1
Infringed	Section 4.15
Initial Funding Notice	Section 2.4(a)
Legal Proceedings	Section 4.13
Legend	Section 6.14
Losses	Section 8.1
Material Contract	Section 4.24
Money Laundering Laws	Section 4.26
Multiemployer Plan	Section 4.21(b)
Non-Waiving Backstop Parties	Section 7.3
Outside Date	Section 9.1(g)
Party	Preamble
Petition Date	Recitals
Plan	Recitals
Pre-Closing Period	Section 6.3
PSA	Recitals
PSA Term Sheet	Recitals

Defined Term	Section
Regulation S	Section 5.8
Related Purchaser	Section 2.6(a)
Replacing Backstop Parties	Section 2.3(a)
Restructuring Transactions	Recitals
Rights Offering Commitment	Section 2.1
Sale	Section 4.02(c) of the PSA
Subsequent Funding Notice	Section 2.4(a)
Ultimate Purchaser	Section 2.6(b)
Waiving Backstop Parties	Section 7.3
WARN Act	Section 4.14

Section 1.3 Construction.

(a) In this Commitment Agreement, unless the context otherwise requires:

(i) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Commitment Agreement;

(ii) the descriptive headings of the Articles and Sections of this Commitment Agreement are inserted for convenience only, do not constitute a part of this Commitment Agreement and shall not affect in any way the meaning or interpretation of this Commitment Agreement;

(iii) references in this Commitment Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(iv) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(v) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Commitment Agreement, shall refer to this Commitment Agreement as a whole, including all Exhibits and Schedules attached to this Commitment Agreement, and not to any provision of this Commitment Agreement;

(vi) the term this “Commitment Agreement” shall be construed as a reference to this Commitment Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(vii) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(viii) references to “day” or “days” are to calendar days;

(ix) references to “the date hereof” means as of the date of this Commitment Agreement;

(x) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Commitment Agreement; and

(xi) references to “dollars” or “$” are to United States of America dollars.

(b) This Commitment Agreement is the product of extensive discussions and negotiations between and among the Debtor, the Backstop Parties and certain other creditors and constituencies. Each of the foregoing was represented by counsel, who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Commitment Agreement and the documents ancillary hereto. Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Commitment Agreement or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering. On the terms and subject to the conditions hereof, (a) Exide shall conduct the Rights Offering pursuant to and in accordance with the Rights Offering Procedures (including the Overallotment Procedures as set forth in the Rights Offering Procedures), this Commitment Agreement, and the Plan; and (b) in connection with the Rights Offering, each Backstop Party agrees, severally and not jointly, to purchase and shall purchase, and Exide agrees to issue and sell to such Backstop Party and shall issue and sell to such Backstop Party, on the Closing Date, all of such Backstop Party’s Primary Notes at the Purchase Price in an aggregate principal amount set forth opposite such Backstop Party’s name under the column titled “Primary Notes” on Schedule 1 (the “Rights Offering Commitment”).

Section 2.2 The Backstop Commitment. On the terms and subject to the conditions hereof, in the Rights Offering each Backstop Party agrees, severally and not jointly, to purchase and shall purchase, and Exide agrees to issue and sell to such Backstop Party and shall issue and sell to such Backstop Party, on the Closing Date and for the Purchase Price, the aggregate principal amount of Backstop Notes equal to such Backstop Party’s pro rata portion of the Unsubscribed Notes, determined based upon the relative Backstop Commitment Amounts of the Backstop Parties, in each case up to such Backstop Party’s Backstop Commitment Amount (such obligation to purchase the Unsubscribed Notes, the “Backstop Commitment”).

Section 2.3 Backstop Party Default.

(a) Upon the occurrence of a Backstop Party Default, the Backstop Parties (other than any Defaulting Backstop Party) shall have the right, but shall not be obligated to, within five (5) Business Days after receipt of written notice from Exide to all Backstop Parties of such Backstop Party Default (which notice shall be given promptly following the occurrence of such Backstop Party Default and substantially concurrently to all Backstop Parties) (such five (5) Business Day period, the “Backstop Party Replacement Period”) to request that one or more of the Backstop Parties (other than the Defaulting Backstop Party) purchase all or any portion of the Available Notes (any such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Commitment Agreement and in such amounts based upon the applicable Aggregate Commitment Amount with respect to such Replacing Backstop Party, or as may otherwise be agreed upon by Exide and all of the Backstop Parties electing to purchase all or any portion of the Available Notes (such Backstop Parties, the “Replacing Backstop Parties”); provided, however, that during the Backstop Party Replacement Period and prior to giving effect to any Cover Transaction, (i) each non-Defaulting Backstop Party shall be obligated to make a Backstop Party Replacement with respect to a portion of any Defaulting Backstop Party’s Backstop Commitment (to the extent not otherwise assumed by a Replacing Backstop Party) determined in proportion to such non-Defaulting Backstop Party’s respective Backstop Commitment Amount if the aggregate amount to be funded by a non-Defaulting Backstop Party pursuant to Section 2.2 (to the extent not otherwise assumed by a Replacing Backstop Party) is less than or equal to the amount that would have been required to be funded by such non-Defaulting Backstop Party pursuant to Section 2.2 if no other Person had participated in the Rights Offering and the Defaulting Backstop Parties had performed their respective obligations under Section 2.2; and (ii) after giving effect to any Backstop Party Replacement pursuant to clause (i) of this proviso, then each Backstop Party that has requested Overallotment Notes pursuant to the Overallotment Procedures, such Backstop Party, together with all other Backstop Parties requesting Overallotment Notes, shall be obligated to make a Backstop Party Replacement in an amount up to such Backstop Party’s pro rata percentage of any Overallotment Notes allocated to any Defaulting Backstop Parties pursuant to the Overallotment Procedures; provided, further, that in no event shall the foregoing require any non-Defaulting Backstop Party to purchase more than its Aggregate Commitment Amount (unless such non-Defaulting Backstop Party elects to purchase Overallotment Notes pursuant to the Overallotment Procedures). Except as described in the previous sentence, no Backstop Party shall be obligated to provide a Backstop Party Replacement unless such Backstop Party affirmatively consents thereto in writing. Any such Available Notes purchased by a Replacing Backstop Party shall be included in the determination of (y) the Backstop Notes of such Replacing Backstop Party for all purposes hereunder and (z) the Backstop Commitment Amount of such Backstop Party for all purposes hereunder, including for purposes of Section 3.1 and the definition of Requisite Backstop Parties. If a Backstop Party Default occurs, the Closing and the Outside Date shall be delayed only to the extent necessary to allow for (A) the Backstop Party Replacement to be completed within the Backstop Party Replacement Period and (B) if necessary, the consummation of a Cover Transaction within the Cover Transaction Period. If the Backstop Party Replacement has not been consummated upon expiration of the Backstop Party Replacement Period, and a Cover Transaction has not been consummated prior to the expiration of the Cover Transaction Period, each Backstop Party may terminate its obligations under this Commitment Agreement by written notice to Exide, or this Commitment Agreement may be terminated by Exide by written notice to each Backstop Party.

(b) If a Backstop Party is or becomes a Defaulting Backstop Party, such Backstop Party shall be in breach of this Commitment Agreement and shall not be entitled to the Backstop Commitment Fee hereunder and shall forfeit its portion of the Backstop Commitment Fee to the Replacing Backstop Parties (if any) pro rata based upon the aggregate principal amount of Available Notes purchased by each such Replacing Backstop Party within one (1) Business Day of receiving written notice by Exide or any other Backstop Party of the consummation of such Backstop Party Replacement.

(c) Nothing in this Commitment Agreement shall be deemed to require a Backstop Party to purchase more than its Aggregate Commitment Amount of the New Second Lien Convertible Notes.

(d) Notwithstanding the foregoing, if the non-Defaulting Backstop Parties do not elect to subscribe for and purchase all of the Available Notes pursuant to Section 2.3(a) prior to the expiration of the Backstop Party Replacement Period, Exide shall have the Cover Transaction Period to consummate a Cover Transaction.

(e) No provision of this Commitment Agreement shall relieve any Defaulting Backstop Party from liability hereunder in connection with such Defaulting Backstop Party’s Backstop Party Default.

Section 2.4 Backstop Escrow Account Funding.

(a) Funding Notice. (A) No later than the fifth (5th) Business Day following the Rights Offering Expiration Time, Exide, or the Rights Offering Subscription Agent on behalf of Exide, shall deliver to each Backstop Party a written notice (the “Initial Funding Notice”) and (B) if an Escrow Release occurs, no later than the fifth (5th) Business Day prior to the Plan Effective Date, Exide, or the Rights Offering Subscription Agent on behalf of Exide, shall deliver to each Backstop Party an additional written notice (the “Subsequent Funding Notice” and, together with the Initial Funding Notice, a “Funding Notice”), in each case of (i) the aggregate principal amount of Rights Offering Notes elected to be purchased by the Rights Offering Participants and the aggregate Purchase Price therefor; (ii) the aggregate principal amount of Backstop Notes, if any, and the aggregate Purchase Price therefor; (iii) the aggregate principal amount of Primary Notes and Backstop Notes to be issued and sold by Exide to such Backstop Party and the aggregate Purchase Price therefor; and (iv) the escrow account to which such Backstop Party shall deliver and pay the aggregate Purchase Price for such Primary Notes and Backstop Notes (the “Backstop Escrow Account”). Exide, or the Rights Offering Subscription Agent on behalf of Exide, shall as promptly as practicable provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Backstop Party may reasonably request.

(b) Backstop Escrow Account Funding. No later than the second (2nd) Business Day following receipt of the Initial Funding Notice (such date, the “Backstop Escrow Funding Date”), each Backstop Party shall deliver and pay the aggregate Purchase

Price for such Backstop Party’s Primary Notes and Backstop Notes by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account in satisfaction of such Backstop Party’s Rights Offering Commitment and Backstop Commitment. The Backstop Escrow Account shall be established with an escrow agent reasonably satisfactory to the Requisite Backstop Parties and Exide pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Backstop Parties and Exide. The funds held in the Backstop Escrow Account shall be released to the Backstop Parties, and each Backstop Party shall receive from the Backstop Escrow Account the cash amount actually funded to the Backstop Escrow Account by such Backstop Party, plus any interest accrued thereon, promptly following the earlier to occur of (i) the termination of this Commitment Agreement in accordance with its terms and (ii) the seventh (7th) Business Day following delivery of the Initial Funding Notice if the Closing shall not have occurred; provided, that if the funds are released from the Backstop Escrow Account pursuant to the foregoing clause (ii) (an “Escrow Release”), each Backstop Party shall be required to re-deliver such released funds no later than two (2) Business Days after receipt of a Subsequent Funding Notice. At any time after delivery of such Subsequent Funding Notice, the funds held in the Backstop Escrow Account shall be released, and each Backstop Party shall receive from the Backstop Escrow Account the cash amount actually funded to the Backstop Escrow Account by such Backstop Party, plus any accrued interest thereon, promptly following the earlier to occur of (i) termination of this Commitment Agreement in accordance with its terms and (ii) the Outside Date, if the Closing has not occurred on or before such date.

Section 2.5 Closing.

(a) Subject to Article VII, unless otherwise mutually agreed in writing between Exide and the Requisite Backstop Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 11:00 a.m., New York City time, on the second (2nd) Business Day following the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Commitment Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, the funds held in the Backstop Escrow Account shall be released and utilized as set forth and in accordance with Section 6.13 and the Plan.

(c) At the Closing, the Primary Notes, the Backstop Notes, the Fee Shares and the Fee Notes will be issued and delivered by Exide to the account of each Backstop Party (or to such other accounts as any Backstop Party may designate in accordance with this Commitment Agreement) against payment of the aggregate Purchase Price for the Primary Notes and the Backstop Notes of such Backstop Party. Unless a Backstop Party requests in writing delivery of a physical note or stock certificate, as applicable, the entry of any Primary Notes, Backstop Notes, Fee Shares and Fee Notes to be delivered pursuant to this Section 2.5(c) into the account of a Backstop Party pursuant to Exide’s book-entry procedures and delivery to such Backstop Party of an account statement reflecting the book entry of such Primary Notes, Backstop Notes, Fee Shares and Fee Notes shall be deemed delivery of such Primary Notes,

Backstop Notes, Fee Shares and Fee Notes for purposes of this Commitment Agreement. Notwithstanding anything to the contrary in this Commitment Agreement, subject to Section 1146(a) of the Bankruptcy Code, all Primary Notes, Backstop Notes, Fee Shares and Fee Notes will be delivered with all Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by Exide only if such delivery is made to a Backstop Party.

Section 2.6 Designation and Assignment Rights.

(a) Each Backstop Party shall have the right to designate by written notice to Exide no later than two (2) Business Days prior to the Closing Date that some or all of its Primary Notes, Backstop Notes, Fee Shares or Fee Notes be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (each a “Related Purchaser”) upon receipt by Exide of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to Exide and signed by such Backstop Party and each such Related Purchaser; (ii) specify the aggregate principal amount of Primary Notes, Backstop Notes, Fee Shares and Fee Notes to be delivered to or issued in the name of each such Related Purchaser; (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Article V as applied to such Related Purchaser, if applicable; and (iv) attach an executed joinder of the Related Party pursuant to which such Related Party will agree to be bound by the PSA. No designation of a Related Purchaser pursuant to this Section 2.6(a) shall relieve such Backstop Party from its obligations under this Commitment Agreement.

(b) Each Backstop Party shall have the right to sell, transfer and assign all or any portion of its Backstop Commitment to (i) a Related Purchaser or (ii) one or more Persons (other than a Related Purchaser) that is reasonably acceptable to Exide and the Requisite Backstop Parties (each such Related Purchaser or other Person, an “Ultimate Purchaser”) and that, in each case agrees in a writing addressed to Exide to (a) purchase such portion of such Backstop Party’s Backstop Commitment, (b) be fully bound by, and subject to, this Commitment Agreement as a Backstop Party for all purposes hereto (including for purposes of determining the Requisite Backstop Parties), and (c) attach an executed joinder of the Related Party to the PSA. No such sale, transfer or assignment pursuant to this Section 2.6(b) shall relieve such Backstop Party from its obligations under this Commitment Agreement; provided, further, that any such Related Purchaser or Ultimate Purchaser must also be a Permitted Transferee under the PSA.

(c) Each Backstop Party, severally and not jointly, agrees that it will not, directly or indirectly, Transfer, at any time prior to the Closing Date or the earlier termination of this Commitment Agreement in accordance with its terms, any of its rights and obligations under this Commitment Agreement to any Person other than in accordance with Sections 2.3, 2.6(a), 2.6(b), 7.3, 10.7 or any other provision of this Commitment Agreement which expressly permits such Transfer. After the Closing Date, nothing in this Commitment Agreement shall limit or restrict in any way any Backstop Party’s ability to Transfer any of its New Second Lien Convertible Notes or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws.

ARTICLE III

BACKSTOP COMMITMENT FEE AND EXPENSE REIMBURSEMENT

Section 3.1 Fees Payable by Exide. Subject to Section 3.2, as consideration for the Rights Offering Commitment, the Backstop Commitment and the other agreements of the Backstop Parties in this Commitment Agreement, at the Closing, Exide shall pay or cause to be paid a nonrefundable fee in the form of 5.0% of the New Common Stock issued and outstanding as of the Plan Effective Date (the “Backstop Equity Fee” and the shares of New Common Stock to be issued as the Backstop Equity Fee, the “Fee Shares”) plus a payment in an aggregate amount equal to 15.0% of the Aggregate Commitment Amounts (the “Backstop Notes Fee”, together with the Backstop Equity Fee, collectively “Backstop Commitment Fee”), calculated in accordance with Section 3.2 and subject to adjustment as provided in Section 9.2(b), to the Backstop Parties (including, in accordance with Section 2.3(a), any Replacing Backstop Parties and Ultimate Purchasers, but excluding any Defaulting Backstop Parties) or their designees based upon their respective Aggregate Commitment Amounts and to be paid as set forth in this Section 3.1.

The provisions for the payment of the Backstop Commitment Fee and Expense Reimbursement (as set forth in Section 3.3), and the indemnification provided herein, are an integral part of the transactions contemplated by this Commitment Agreement and without these provisions the Backstop Parties would not have entered into this Commitment Agreement, and the Backstop Commitment Fee (to the extent required to be paid in cash as set forth in Section 9.2) and Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtor’s estate under sections 503(b) and 507 of the Bankruptcy Code. Except as provided in Section 3.2, Exide shall satisfy its obligation to pay the Backstop Notes Fee on the Closing Date through issuance of (i) an additional principal amount of New Second Lien Convertible Notes equal to 10.0% of the Aggregate Commitment Amounts and (ii) an additional principal amount of First Lien High Yield Notes equal to 5.0% of the Aggregate Commitment Amounts (collectively, the “Fee Notes”) to the Backstop Parties in lieu of any cash payment (the aggregate principal amount of New Second Lien Convertible Notes and the aggregate principal amount of First Lien High Yield Notes to be issued in satisfaction of the Backstop Notes Fee will be equal to $16,000,000 and $8,000,000, respectively). Alternatively, at the election of a Backstop Party, Exide’s obligation to deliver Fee Notes in the form of New Second Lien Convertible Notes may be satisfied by additional original issue discount for the New Second Lien Convertible Notes to be purchased by such Backstop Party; provided, however, that any election to receive original issue discount will in no event reduce the proceeds actually funded to Exide by the Backstop Parties below $160,000,000.

Section 3.2 Payment of Fees. The Backstop Commitment Fee shall be fully earned upon entry of the BCA Approval Order and shall be paid or caused to be paid by Exide, on the Closing Date as set forth in Section 3.1; provided, that, the Backstop Commitment Fee shall be adjusted in accordance with Section 9.2(b) and paid in cash upon the consummation of any Sale or Alternative Transaction occurring at any time (whether before or after the Outside Date, or the occurrence of the termination of this Commitment Agreement (except if such termination is pursuant to Section 9.1(h) hereof)). For the avoidance of doubt, the Backstop Commitment Fee will be payable regardless of the aggregate principal amount of Backstop Notes (if any). Except as provided for in Section 2.3(b), the Backstop Commitment Fee will be nonrefundable and non-avoidable when paid.

Section 3.3 Expense Reimbursement. Until the earlier to occur of (x) the Closing and (y) the termination of this Commitment Agreement, Exide agrees to pay (without duplication, and to the extent not otherwise covered by paragraph 15 of the Final DIP Order) (i) the documented reasonable fees and expenses of counsel, financial advisors, and consultants (environmental, political, governmental or otherwise) and other professionals for specialized areas of expertise as circumstances warrant retained by the Unofficial Noteholder Committee and the Backstop Parties (if different from counsel retained by the Unofficial Noteholder Committee), in each case that have been and are incurred in connection with the negotiation, preparation and implementation of the Backstop Commitment and the Rights Offering, including the Backstop Parties’ negotiation, preparation and implementation of this Commitment Agreement (including the Backstop Commitment and the other transactions contemplated hereby), the Plan Transaction Documents and the other agreements contemplated hereby and thereby, and (ii) all filing fees, if any, required by the HSR Act or any other Antitrust Law and all reasonable documented expenses related thereto (the “Expense Reimbursement”). The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid within five (5) Business Days of such date. The Expense Reimbursement shall thereafter be payable by Exide as soon as practicable after receipt of monthly invoices therefor; provided, that the final payment owed by Exide shall be made contemporaneously with the Closing or the termination of this Commitment Agreement pursuant to Article IX or, if the Closing does not occur, upon the earlier to occur of the Outside Date and the termination of this Commitment Agreement; provided, further, that the Expense Reimbursement shall not be subject to compliance with local guidelines issued by the Bankruptcy Court with respect to payment of professional fees. Exide shall pay or cause to be paid such invoices within five (5) Business Days of receipt thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EXIDE

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are forward-looking in nature), (ii) the Disclosure Statement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in the Disclosure Statement that are forward-looking in nature), or (iii) the Company Disclosure Schedule, Exide hereby represents and warrants to the Backstop Parties as set forth below. Any disclosure in the Company SEC Documents, the Disclosure Statement, or the Company Disclosure Schedule that is deemed to qualify a representation or warranty shall also be deemed to qualify each and every other representation and warranty to the extent that the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face.

Section 4.1 Organization and Qualification. Each Material Entity is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof)

under the Laws of its respective jurisdiction of incorporation or organization and, subject to the entry of any applicable order of the Bankruptcy Court, has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and presently proposed to be conducted. Each Material Entity is duly qualified or licensed to do business under the Laws of each other jurisdiction in which it owns, leases or operates properties or conducts any business where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Corporate Power and Authority. Exide has the requisite corporate power and authority (i) (A) subject to entry of the BCA Approval Order, to enter into, execute and deliver this Commitment Agreement and to perform its obligations hereunder and (B) subject to entry of the Confirmation Order, to perform each of its other obligations hereunder and (ii) subject to entry of the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver the Indenture and the Stockholders Agreement and all other agreements to which it will be a party as contemplated by this Commitment Agreement and the Plan, and to perform its obligations under each of the Plan Transaction Documents (as such term is defined in Section 3 of the PSA) other than this Commitment Agreement. Subject to the entry of the foregoing Orders, as applicable, the execution and delivery of this Commitment Agreement and each of the other Plan Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of Exide, and no other corporate proceedings on the part of Exide are or will be necessary to authorize this Commitment Agreement or any of the other Plan Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the BCA Approval Order, this Commitment Agreement will have been, and subject to the entry of the Confirmation Order, each other Plan Transaction Document will be, duly executed and delivered by Exide. Upon entry of the BCA Approval Order and assuming this Commitment Agreement has been duly authorized, executed and delivered by the Backstop Parties, the Commitment Agreement will constitute the valid and legally binding obligation of Exide, enforceable against Exide in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity; provided, however, that, until entry of the BCA Approval Order, this Commitment Agreement shall only be binding on Exide to the extent permissible in the absence of Bankruptcy Court approval. Upon entry of the BCA Approval Order and assuming this Commitment Agreement has been duly authorized, executed and delivered by the Backstop Parties and the other parties thereto, each of the other obligations hereunder will constitute the valid and legally binding obligations of Exide, enforceable against Exide in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity; provided, however, that, until entry of the BCA Approval Order, such other obligations hereunder shall only be binding on Exide to the extent permissible in the absence of Bankruptcy Court approval.

Section 4.4 Authorized and Issued Capital Stock.

(a) Except as set forth in this Section 4.4, as of the Closing Date, no shares of capital stock or other equity or voting interest in Exide, or any security exercisable for or convertible or exchangeable into any capital stock of or other equity or voting interest in Exide, will have been issued, reserved for issuance or outstanding.

(b) Except as described in this Section 4.4 and except as set forth in the Stockholders Agreement, the Reorganized Exide Corporate Documents, any KEIP, LTIP, key employee retention plan, or supplemental executive retirement plan adopted by Exide or other employment agreement or compensation arrangement that would be in effect immediately after the Closing with respect to each individual serving as a member of the senior management of Exide on the date hereof, the documentation governing the Exit ABL Revolver Financing or First Lien High Yield Notes or any employment agreement entered into in accordance with Section 7.1(g), as of the Closing Date, neither Exide nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates Exide or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, Exide or any of its Subsidiaries or any security exercisable for or convertible or exchangeable into any capital stock of, or other equity or voting interest in, Exide or any of its Subsidiaries, (ii) obligates Exide or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of Exide or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of Exide or any of its Subsidiaries.

Section 4.5 Notes Issuance and Indenture; New Common Stock Issuance; Security Documents and Intercreditor Agreement.

(a) Each of (i) the Indenture and the New Second Lien Convertible Notes and (ii) the First Lien Indenture and the First Lien High Yield Notes has been duly and validly authorized by Exide; and assuming the due authorization, execution and delivery of the Indenture and the First Lien Indenture and the authentication of the New Second Lien Convertible Notes and the First Lien High Yield Notes, in each case by the Trustee, when the New Second Lien Convertible Notes and the First Lien High Yield Notes are delivered and, in the case of the New Second Lien Convertible Notes, paid for pursuant to this Commitment Agreement on the Closing Date, each of the Indenture, the First Lien Indenture, the New Second Lien Convertible Notes and the First Lien High Yield Notes will have been duly executed, issued and delivered by Exide, and the Indenture, the First Lien Indenture, the New Second Lien Convertible Notes and the First Lien High Yield Notes will constitute valid and legally binding obligations of Exide, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights and to general equity principles and the discretion of any court before which any proceeding therefore may be brought and entitled to the benefits provided by the Indenture.

(b) The shares of New Common Stock to be issued in connection with the consummation of the Rights Offering, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Liens (other than transfer restrictions imposed hereunder or under the Reorganized Exide Corporate Documents or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the Reorganized Exide Corporate Documents.

(c) Each of the Security Documents and the Intercreditor Agreement has been duly and validly authorized by Exide; and at the Closing Date, each of the Security Documents and the Intercreditor Agreement will have been duly executed and delivered by Exide and the Indenture and each of the Security Documents and the Intercreditor Agreement will constitute valid and legally binding obligations of Exide, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights and to general equity principles and the discretion of any court before which any proceeding therefore may be brought and entitled to the benefits provided by the Security Documents or the Intercreditor Agreement, as applicable.

(d) Upon issuance and delivery of the New Second Lien Convertible Notes in accordance with this Commitment Agreement and the Indenture, the New Second Lien Convertible Notes will be convertible at the option of the holder thereof into shares of New Common Stock in accordance with the terms of the New Second Lien Convertible Notes; the shares of New Common Stock reserved for issuance upon conversion of the New Second Lien Convertible Notes have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the New Second Lien Convertible Notes and the Indenture, delivered as provided in the Indenture and paid for as provided herein, will be validly issued, fully paid and non-assessable, and the issuance of the New Common Stock will not be subject to any preemptive or similar rights.

Section 4.6 No Conflict. Assuming the consents described in clauses (i) through (vii) of Section 4.7 are obtained, the execution and delivery by Exide and, if applicable, its Subsidiaries, of this Commitment Agreement, the Plan and the other Plan Transaction Documents, the compliance by Exide and, if applicable, its Subsidiaries, with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, including the Rights Offering, (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under, the DIP Credit Agreements or any Contract to which Exide or any of its Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of Exide or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan other than Permitted Liens, except to the extent that any such conflict, breach, violation, or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) will not result in any violation of the provisions of the Reorganized Exide Corporate Documents or any of the organization documents of any Subsidiary of Exide except to the extent that any such violation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iii) will not result in any material violation of any Law or Order applicable to Exide or any of its Subsidiaries or any of their properties.

Section 4.7 Consents and Approvals. No material consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Exide or any of its Subsidiaries or any of their properties (each an “Applicable Consent”) is required for the execution and delivery by Exide and, if applicable, its Subsidiaries of this Commitment Agreement, the Plan and the other Plan Transaction Documents, the compliance by Exide and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, including the Rights Offering, except for (i) the entry of the Rights Offering Procedures Order, (ii) the entry of the BCA Approval Order authorizing Exide to execute and deliver this Commitment Agreement and perform its obligations hereunder and authorizing Exide to perform each of its other obligations hereunder, (iii) the entry of the Confirmation Order, (iv) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Commitment Agreement, (v) the filing with the Secretary of State of the State of Delaware of the Exide Certificate of Incorporation and the filing of any other corporate documents with applicable state filing agencies, (vi) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Primary Notes and the Backstop Notes by the Backstop Parties, the issuance of the Fee Shares and the Fee Notes to the Backstop Parties and the issuance of the Rights and the Rights Offering Notes pursuant to the exercise of the Rights, and (vii) any other Applicable Consent.

Section 4.8 Arm’s Length. Exide acknowledges and agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s length contractual counterparty to Exide with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, Exide or any of its Subsidiaries and (b) no Backstop Party is advising Exide or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9 Financial Statements. The consolidated financial statements of Exide included in Annual Report on Form 10-K filed by Exide with the SEC for the fiscal year ended March 31, 2014 (collectively, the “Financial Statements”), comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly in all material respects the financial position, results of operations and cash flows of Exide and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements, including the related schedules and notes thereto, have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC).

Section 4.10 Company SEC Documents and Disclosure Statement. Since the Petition Date, Exide has filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Commitment Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. Exide has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Commitment Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with section 1125 of the Bankruptcy Code.

Section 4.11 Absence of Certain Changes. From November 25, 2014, to the date hereof, no Event has occurred or exists that constitutes a Material Adverse Effect.

Section 4.12 Compliance with Laws. Neither Exide nor any of its Subsidiaries is or has been at any time since the Petition Date in violation of any Law or Order (other than Environmental Laws, which are addressed in Section 4.18, and Laws relating to Company Plans, Multiemployer Plans, and Foreign Benefit Plans, which are addressed in Section 4.20), except for any such violation that would not reasonably be expected to result in a Material Adverse Effect.

Section 4.13 Legal Proceedings. Other than the Chapter 11 Case and any adversary proceedings or contested motions commenced in connection therewith, and other than as set forth in the Company SEC Documents, there are no legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of non-compliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of Exide, threatened in writing to which Exide or any of its Subsidiaries is a party or to which any property of Exide or any of its Subsidiaries is the subject that constitute a Material Adverse Effect.

Section 4.14 Labor Relations.

(a) There is no labor or employment-related Legal Proceeding pending or, to the Knowledge of Exide, threatened in writing against Exide or any of its Subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”), or by any Governmental Entity, except to the extent that any such Legal Proceedings would not reasonably be expected to result in a Material Adverse Effect.

(b) Section 4.14(b) of the Company Disclosure Schedule lists all Collective Bargaining Agreements applicable to persons employed by Exide or any of its Subsidiaries in the United States in effect as of the date of this Commitment Agreement and the status of any negotiations, in each case as of the date of this Commitment Agreement.

Section 4.14(b) of the Company Disclosure Schedule lists any jurisdiction in which the employees of Exide are represented by a works council or similar entity and, to the Knowledge of Exide, no other union organizing efforts or Employee Representatives’ elections are underway or threatened with respect to any such employees. There is no strike, lockout, material labor dispute or, to the Knowledge of Exide, threat in writing thereof, by or with respect to any employees of Exide or any of its Subsidiaries, except to the extent that any such strike, lockout, or material labor dispute would not reasonably be expected to result in a Material Adverse Effect. Neither Exide nor any of its Subsidiaries is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Commitment Agreement prior to entering into this Commitment Agreement, except as would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither Exide nor any of its Subsidiaries has, during the ninety (90) day period preceding the date hereof, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), in accordance with the WARN Act.

Section 4.15 Intellectual Property. Exide or its Subsidiaries own, or hold licenses in, all Intellectual Property that are necessary to the conduct of its business, and have obtained assignments of all material leases, licenses and other rights of whatever nature, in each case other than Permitted Liens, necessary for the conduct of Exide’s business. Except as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of Exide there is no material Intellectual Property owned by Exide or any of its Subsidiaries that is being infringed, misappropriated or violated (“Infringed”) by any other Person. Except as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of Exide, neither Exide nor its Subsidiaries presently Infringes any material Intellectual Property of any other Person and no Person has alleged same in writing, except for allegations that have since been resolved or in connection with the Chapter 11 Case and any adversary proceedings or contested motions commenced in connection therewith.

Section 4.16 Title to Real and Personal Property.

(a) Owned Real Property. Exide or one of its Subsidiaries has good and valid title in fee simple to each Owned Real Property, free and clear of all Liens, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement, or (ii) Permitted Liens.

(b) Leased Real Property. All Real Property Leases necessary for the operation of the Post-Effective Date Business are valid and binding on Exide or its relevant Subsidiaries and enforceable in accordance with their terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity). Neither Exide nor any of its Subsidiaries is in material default or breach under the terms of any material Real Property Lease necessary for the operation of the Post-Effective Date Business, except (i) as would not reasonably be expected to result in a Material Adverse Effect, (ii) as subject to an applicable order of the Bankruptcy Court with respect to such leases, or (iii) as a result of the filing of the Chapter 11 Case.

(c) Personal Property. Exide or its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the material tangible personal property and assets, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement or (ii) Permitted Liens.

Section 4.17 No Undisclosed Relationships. No relationship, direct or indirect, exists between or among Exide or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of Exide or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that is not so described in the Company SEC Documents, except for the transactions contemplated by this Commitment Agreement and the other Plan Transaction Documents. Any Contract existing as of the date hereof between or among Exide or any of its Subsidiaries, on the one hand, and any directors, officers, stockholders, customers or suppliers of Exide or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended March 31, 2014 that Exide filed with the SEC on July 31, 2014 or another Company SEC Document filed between July 31, 2014 and the date hereof.

Section 4.18 Licenses and Permits. Exide and its Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all material declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the Post-Effective Date Business in all material respects. Other than as set forth in Section 4.19 of this Commitment Agreement, neither Exide nor any of its Subsidiaries has received written notice of any revocation or material modification of any such material license, certificate, permit or authorization.

Section 4.19 Environmental.

(a) Exide and its Subsidiaries are, and since the Petition Date, have been, in compliance with all applicable Laws relating to the protection of the environment, natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or of human health and safety as it relates to Materials of Environmental Concern, or to the management, use, transportation, treatment, storage, disposal or arrangement for disposal of Materials of Environmental Concern (collectively, “Environmental Laws”), except as would not reasonably be expected to result in a Material Adverse Effect.

(b) Exide and its Subsidiaries (i) have received and are in compliance with all permits, licenses, and other authorizations required of them under applicable Environmental Laws to conduct their respective businesses, (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, exemptions or approvals, and (iii) since the Petition Date, have paid all fees, assessments or expenses due under any such permits, licenses, exemptions or approvals, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(c) Except with respect to matters that have been fully and finally settled or resolved, and except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no Legal Proceedings under any Environmental Laws pending or, to the Knowledge of Exide, threatened in writing against Exide or any of its Subsidiaries, and (ii) since the Petition Date, neither Exide nor any of its Subsidiaries has received written notice of any actual or potential liability of Exide for the investigation, remediation or monitoring of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws.

(d) Since the Petition Date, except as would not reasonably be expected to result in a Material Adverse Effect, none of Exide or any of its Subsidiaries has entered into any consent decree, settlement or other agreement with any Governmental Entity, and none of Exide or any of its Subsidiaries is subject to any Order, in either case relating to any Environmental Laws or to Materials of Environmental Concern.

(e) Since the Petition Date, to the Knowledge of Exide, none of Exide or any of its Subsidiaries has received written notice of any release, disposal or arrangement for disposal of any Materials of Environmental Concern by Exide or its Subsidiaries or at any real property currently or formerly owned, leased or operated by Exide, its Subsidiaries or any of their predecessors, that would reasonably be expected to result in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, neither Exide nor any of its Subsidiaries has assumed or retained by Contract or operation of Law any liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern.

(g) To the Knowledge of Exide, except as would not reasonably be expected to result in a Material Adverse Effect, none of the transactions contemplated under this Commitment Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Entity under any Environmental Laws.

Section 4.20 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to Exide or any of its Subsidiaries (other than the Subsidiaries of Exide C.V.) have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

(b) Exide and its Subsidiaries (other than the Subsidiaries of Exide C.V.) have fully and timely paid or will fully pay pursuant to the Plan all material Taxes owed by such companies (whether or not shown on any Tax Return), or, to the extent any material Taxes are not yet due, such Taxes have been accrued and fully provided for in accordance with GAAP, or will be provided for when required under GAAP on the financial statements of Exide included in the Company SEC Documents.

(c) No material audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from or with respect to Exide or any of its Subsidiaries (other than the Subsidiaries of Exide C.V.), no Governmental Entity has given written notice of any intention to assert any material deficiency or claim for additional Taxes against Exide or any of its Subsidiaries (other than the Subsidiaries of Exide C.V.), no written claim has been made by any Governmental Entity in a jurisdiction where Exide and its Subsidiaries (other than the Subsidiaries of Exide C.V.) do not file Tax Returns that they are or may be subject to taxation by that jurisdiction, and all deficiencies for material Taxes asserted or assessed against Exide or any of its Subsidiaries (other than the Subsidiaries of Exide C.V.) have been fully and timely paid, settled or properly reflected in the financial statements of Exide included in the Company SEC Documents.

(d) Exide and its Subsidiaries (other than the Subsidiaries of Exide C.V.) have each withheld from their respective employees, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.

(e) Neither Exide nor any of its Subsidiaries (other than the Subsidiaries of Exide C.V.) is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (other than such agreements (i) that are entered in the ordinary course of business and (ii) that are not expected to result in a liability for Taxes that is material to Exide and its Subsidiaries) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which Exide is the common parent) under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise.

(f) Exide has not been a “United States real property holding corporation” within the meaning of Section 897(c) (2) of the Code at any time during the five (5)-year period ending on the date of this Commitment Agreement.

(g) Neither Exide nor any of its Subsidiaries (other than the Subsidiaries of Exide C.V.) has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax law).

(h) Neither Exide nor any of its Subsidiaries (other than the Subsidiaries of Exide C.V.) has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Commitment Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(i) There are no material Liens with respect to Taxes upon any of the assets or properties of Exide and its Subsidiaries (other than the Subsidiaries of Exide C.V.), other than Permitted Liens.

Section 4.21 Company Plans.

(a) (i) Each Company Plan is in compliance with ERISA, the Code, other applicable Laws and its governing documents, except to the extent any such non-compliance would not reasonably be expected to result in a Material Adverse Effect. (ii) Except as would not reasonably be expected to result in a Material Adverse Effect, (1) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS or is composed of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of Exide, nothing has occurred that is reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code or the imposition of any material liability, penalty or tax under ERISA or the Code; (2) no “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan covered by Title IV of ERISA other than as a result of the Chapter 11 Case; (3) all contributions required to be made under the terms of any Company Plan have been timely made or have been (A) reflected in the financial statements of Exide included in the Company SEC Documents or (B) described in the Plan or Disclosure Statement; and (4) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of Exide, threatened in writing with respect to any Company Plan (other than (A) routine claims for benefits payable in the ordinary course, or (B) otherwise in relation to the Chapter 11 Case).

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no Company Plan (other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard and, since the Petition Date, no Company Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan; and (ii) since the Petition Date, neither Exide nor any of its Subsidiaries has incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other Person under Section 4001 of ERISA or Section 414 of the Code. Exide has made available to the Backstop Parties the most recent actuarial reports and withdrawal liability estimates available to Exide, to the extent applicable, with respect to each Company Plan.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, since the Petition Date, Exide and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and, to the Knowledge of Exide, no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, no Company Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except for (A) death benefits, (B) benefits required by Section 4980B of the Code or similar Law, or (C) benefits for which the covered individual pays the full premium cost.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, neither the execution of this Commitment Agreement or the other Plan Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will (A) entitle any employees of Exide or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (C) limit or restrict the right of Exide to merge, amend or terminate any of the Company Plans.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, the execution, delivery of and performance by Exide and its Subsidiaries of its obligations under this Commitment Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any payments under any other applicable Laws that would be treated in such similar nature to such section of the Code, with respect to any Company Plan that would be in effect immediately after the Closing.

(g) Except as would not reasonably be expected to result in a Material Adverse Effect, and except as required to maintain the tax-qualified status of any Company Plan intended to qualify under Section 401(a) of the Code, to the Knowledge of Exide, no condition or circumstance exists that would prevent the amendment or termination of any Company Plan other than a Company Plan between Exide or any of its Subsidiaries, on the one hand, and an individual employee or director thereof, on the other hand.

(h) Except as would not reasonably be expected to result in a Material Adverse Effect, each Company Plan that is maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States (any such Company Plan, “Foreign Benefit Plans”), which, under the Laws of any jurisdiction outside of the United States, is required or approved by any Governmental Entity, has been so registered and approved and, to the Knowledge of Exide, has been maintained in good standing with applicable material requirements of the Governmental Entities, and if intended to qualify for special tax treatment, to the Knowledge of Exide, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the special tax treatment with respect to such Foreign Benefit Plans.

Section 4.22 Internal Control Over Financial Reporting. Exide has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 4.23 Disclosure Controls and Procedures. Exide (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Exide in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Exide in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Exide as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of Exide of Exide’s internal control over financial reporting, to its auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of Exide’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Exide’s internal control over financial reporting.

Section 4.24 Material Contracts. All Material Contracts are valid, binding and enforceable by and against Exide or its relevant Subsidiary (except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability), and no written notice to terminate, in whole or part, any Material Contract has been delivered to Exide or any of its Subsidiaries. Other than as a result of the filing of the Chapter 11 Case, neither Exide nor any of its Subsidiaries nor, to the Knowledge of Exide, any other party to any Material Contract, is in default or breach under the terms thereof. Each Material Contracts to which Exide or any Subsidiary of Exide is a party as of the date hereof is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended March 31, 2014 that Exide filed with the SEC on July 31, 2014 or another Company SEC Document filed between July 31, 2014 and the date hereof. For purposes of this Commitment Agreement, “Material Contract” means any Contract necessary for the operation of the Post-Effective Date Business that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a Current Report on Form 8-K).

Section 4.25 No Unlawful Payments. Since the Petition Date, neither Exide nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of Exide, any agent or other Person acting on behalf of Exide or any of its Subsidiaries, has in any material respect: (a) used any funds of Exide or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.26 Compliance with Money Laundering Laws. The operations of Exide are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which Exide operates, the rules and regulations promulgated thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving Exide or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of Exide, threatened.

Section 4.27 Compliance with Sanctions Laws. Neither Exide nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of Exide, any agent or other Person acting on behalf of Exide or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Exide will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary of Exide, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of Exide, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.28 No Broker’s Fees. Neither Exide nor any of its Subsidiaries is a party to any Contract with any Person (other than this Commitment Agreement) that would give rise to a valid claim against the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Notes.

Section 4.29 No Registration Rights. Except as provided for pursuant to the Stockholders Agreement, no Person has the right to require Exide or any of its Subsidiaries to register the offering and sale of any of their respective securities under the Securities Act.

Section 4.30 Takeover Statutes. No Takeover Statute is applicable to this Commitment Agreement and the transactions contemplated herein.

Section 4.31 Insurance. All premiums due and payable in respect of material insurance policies maintained by Exide and its Subsidiaries have been paid. Since the Petition Date, to the Knowledge of Exide, neither Exide nor any of its Subsidiaries has received written notice from any insurer or agent of such insurer with respect to any material insurance policies of Exide and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms.

Section 4.32 Investment Company Act. Neither Exide nor any of its Subsidiaries is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only as set forth below.

Section 5.1 Incorporation. To the extent applicable, such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Backstop Party has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Commitment Agreement and each other Plan Transaction Documents to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken (or will take) all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Commitment Agreement and the other Plan Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate, limited partnership or limited liability company proceedings on the part of such Backstop Party are or will be necessary to authorize this Commitment Agreement or any of the other Plan Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 5.3 Execution and Delivery. This Commitment Agreement and each other Plan Transaction Document to which such Backstop Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof and thereof by Exide, will constitute the valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (i) and (ii) of Section 5.5 are obtained, the execution and delivery by such Backstop Party of this Commitment Agreement and, to the extent applicable, the other Plan Transaction Documents, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Backstop Party is a party or by which such Backstop Party is bound or to which any of the properties or assets of such Backstop Party are subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Backstop Party and (iii) will not result in any material violation of any Law or Order applicable to such Backstop Party or any of its properties, except, in each of the cases described in clauses (i) and (iii), for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance of its obligations under this Commitment Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Commitment Agreement and, to the extent applicable, the Plan Transaction Documents, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Backstop Party of its Backstop Notes) contemplated herein and therein, except (i) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Commitment Agreement, and (ii) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, will not prohibit, materially delay or materially and adversely impact such Backstop Party’s performance of its obligations under this Commitment Agreement or the Plan Transaction Documents.

Section 5.6 No Registration. Such Backstop Party understands that (a) the issuance of the Backstop Notes, the Fee Shares and the Fee Notes has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing notes cannot be sold unless such sale is subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Backstop Party is acquiring the Primary Notes, the Backstop Notes, the Fee Shares and the Fee Notes for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same.

Section 5.8 Sophistication; Investigation. Such Backstop Party acknowledges that the issuance of the Primary Notes, the Backstop Notes, the Fee Shares and the Fee Notes has not been registered pursuant to the Securities Act. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Primary Notes and the Backstop Notes being acquired hereunder and the Fee Shares and the Fee Notes to be issued to such Backstop Party. Such Backstop Party is (i) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act, (ii) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, or (iii) a “non-U.S. Person” within the meaning of Regulation S under the Securities Act (“Regulation S”) who will acquire any Primary Notes, Backstop Notes, Fee Shares or Fee Notes outside of the United States within the meaning of Regulation S. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such notes for an indefinite period of time). Such Backstop Party has conducted and relied on its own independent investigation of, and judgment with respect to, Exide and the advice of its own legal, tax, economic, and other advisors.

Section 5.9 No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than this Commitment Agreement and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against Exide for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Notes.

Section 5.10 Owned Debtor Claims.

(a) As of the Petition Date, such Backstop Party and its Affiliates were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Owned Debtor Claims as reflected in such party’s signature block to the PSA;

(b) As of the date hereof, such Backstop Party or its applicable Affiliate has the full power to vote, dispose of and compromise at least the aggregate principal amount of the Owned Debtor Claims listed as beneficially owned by such party as reflected in such party’s signature block to the PSA;

(c) As of the date hereof, such Backstop Party and its Affiliates were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Owned DIP Claims as set forth opposite such Backstop Party’s name under the column titled “Beneficially Controlled Owned DIP Claims” on Schedule 1 attached hereto;

(d) As of the date hereof, such Backstop Party or its applicable Affiliate has the full power to vote, dispose of and compromise at least the aggregate principal amount of the Owned DIP Claims listed as beneficially owned by such Backstop Party under the column titled “Beneficially Controlled Owned DIP Claims” on Schedule 1 attached hereto;

(e) Each Backstop Party and its Affiliates is a party to this Agreement and the PSA, in their capacities as holders of any Owned Debtor Claims and Owned DIP Claims; and

(f) Other than the PSA, and any agreements or transactions contemplated thereby, such Backstop Party has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title or interest in such Owned Debtor Claims or Owned DIP Claims where such assignment, sale, participation, grant, conveyance or transfer would prohibit such Backstop Party from complying with the terms of this Commitment Agreement or the PSA.

Section 5.11 Sufficiency of Funds. Such Backstop Party has, and such Backstop Party on the Plan Effective Date will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its Primary Notes and Backstop Notes.

Section 5.12 Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or threatened to which such Backstop Party is a party or to which any property of such Backstop Party is the subject that would reasonably be expected to prevent, materially delay or materially impair the ability of such Backstop Party to consummate the transactions contemplated hereby.

Section 5.13 Arm’s Length. Such Backstop Party acknowledges and agrees that Exide is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 BCA Approval Order and Disclosure Statement Order. Exide shall use its reasonable best efforts, consistent with the PSA, to (i) obtain the entry of the BCA Approval Order, Disclosure Statement Order, and Rights Offering Procedures Order and (ii) cause the Disclosure Statement Order, the BCA Approval Order, and the Rights Offering Procedures Order to become Final Orders (including by requesting that such orders be a Final Order immediately upon entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rules 3020 and 6004(h), as applicable), in each case, as soon as reasonably practicable following the filing of the applicable motion seeking entry of each such order. Exide shall provide to each of the Backstop Parties and its counsel copies of the proposed motion seeking entry of the BCA Approval Order, the Rights Offering Procedures Order, and the Disclosure Statement Order and a copy of the proposed Disclosure Statement Order, Rights Offering Procedures Order and BCA Approval Order and a reasonable opportunity to review and comment on such motions and such orders prior to such motions and except as otherwise provided in this Commitment Agreement, such orders being filed with the Bankruptcy Court, and such motions and such orders, when filed and upon entry by the Bankruptcy Court (as applicable), shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties. Any amendments, modifications, changes or supplements to any of the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, and any of the motions seeking entry of such orders, when filed and upon entry by the Bankruptcy Court (as applicable), shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties except as otherwise provided in this Commitment Agreement.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. Exide shall use its reasonable best efforts, consistent with the PSA, to obtain entry of the Confirmation Order. Exide shall provide to each of the Backstop Parties and its counsel a copy of the Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to any of the foregoing and a reasonable opportunity to review and comment on such documents and each such amendment, modification, supplement or change to any of the foregoing, when filed and upon entry by the Bankruptcy Court (as applicable), shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and Exide. Exide shall provide to each of the Backstop Parties and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto) and a reasonable opportunity to review and comment on such order, briefs, pleadings and motions prior to such order, briefs pleadings and motions being filed with the Bankruptcy Court, and such order, briefs, pleadings and motions, when filed and upon entry by the Bankruptcy Court (as applicable), shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

Section 6.3 Conduct of Business. Except (i) as explicitly set forth in this Commitment Agreement or otherwise contemplated by the Company Disclosure Schedule, the Disclosure Statement, or the Plan or (ii) with the prior written consent of Requisite Backstop Parties, during the period from the date of this Commitment Agreement to the earlier of the Closing Date and the date on which this Commitment Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (A) Exide shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course and use its commercially reasonable efforts to (1) preserve intact its Post-Effective Date Business, (2) keep available the services of its officers and employees and (3) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Exide or its Subsidiaries in connection with the Post-Effective Date Business and (B) Exide shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that is material to the Post-Effective Date Business other than (w) in the ordinary course of business or to the extent necessary to conduct Exide’s operations in a manner consistent with the financial and business projections provided to the Backstop Parties prior to the date hereof, (x) other transactions after prior notice to the Backstop Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Backstop Party, (y) transactions expressly contemplated by the PSA, the Plan, this Commitment Agreement, or the other Plan Transaction Documents and (z) such other transactions as are disclosed in the Company Disclosure Schedule or Disclosure Statement. Notwithstanding any other provision in this Commitment Agreement, nothing in this Commitment Agreement shall give the Backstop Parties, directly or indirectly, any right to control or direct the operations of Exide prior to the Closing Date. Prior to the Closing Date, Exide shall exercise, consistent with the terms and conditions of this Commitment Agreement, complete control and supervision of the business of Exide.

Section 6.4 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Commitment Agreement, the Plan, and the other Plan Transaction Documents, including promptly furnishing documents or information reasonably requested by any Antitrust Authority.

(b) Exide and each Backstop Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Backstop Party and Exide, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Backstop Party and Exide, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Backstop Party and Exide, as applicable, with copies of all correspondence, filings and communications between such Backstop Party or Exide and the

Antitrust Authority; and (iv) furnish each other Backstop Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority.

(c) Notwithstanding anything in this Commitment Agreement to the contrary, nothing shall require any Backstop Party or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets, (ii) limit its freedom of action or the conduct of its or its Subsidiaries’ or Affiliates’ businesses or make any other behavioral commitments with respect to itself or any of its Subsidiaries or Affiliates, (iii) divest any of its Subsidiaries or its Affiliates, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Requisite Backstop Parties, neither Exide nor any of its Subsidiaries shall commit or agree to (i) dispose of, license or hold separate any of its assets or (ii) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws. Notwithstanding anything to the contrary herein, neither the Backstop Parties, nor any of their Affiliates, nor Exide or any of its Subsidiaries, shall be required as a result of this Commitment Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 6.5 Access to Information. Subject to applicable Law and appropriate assurance of confidential treatment, upon reasonable notice during the Pre-Closing Period, Exide shall (and shall cause its Subsidiaries to) afford the Backstop Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with its business or operations, to its employees, properties, books, contracts and records and, during the Pre-Closing Period, Exide shall (and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning its business, properties and personnel as may reasonably be requested by any such party; provided, that the foregoing shall not require Exide (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Exide would cause Exide or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if Exide shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of Exide or any of its Subsidiaries or (c) to violate any applicable Laws; provided, further, that Exide shall deliver to the Backstop Parties a schedule setting forth a description of any requested information not provided to the Backstop Parties pursuant to clauses (a) through (c) above (in the case of clause (a), to the extent not prohibited from doing so).

Section 6.6 Financial Information.

(a) At all times prior to the Closing Date, Exide shall deliver to each Backstop Party (and its Representatives) that so requests, subject to appropriate assurance of confidential treatment, all statements and reports Exide is required to deliver to the agent or its advisors pursuant to the DIP Credit Agreement (as in effect on the date hereof) (the “Financial Reports”). Neither any waiver of the receipt of the Financial Reports, nor any amendment, modification, supplement, forbearance or termination of the DIP Credit Agreement shall affect Exide’s obligation to deliver the Financial Reports to the Backstop Parties (and their respective Representatives) in accordance with the terms of this Commitment Agreement.

(b) Information required to be delivered pursuant to Section 5.1(a) of the DIP Credit Agreement (as in effect on the date hereof) (i) shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods and (ii) shall be deemed to have been delivered in accordance with Section 6.6(a) on the date on which Exide provides written notice to each Backstop Party (and its Representatives) that so requests, that such information has been posted on Exide’s website on the internet at www.exide.com or is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available as described in such notice).

(c) At all times prior to the Closing Date, Exide shall use its commercially reasonable efforts to timely file all reports on Forms 10-Q and 10-K with the SEC, including all Financial Statements required to be included in such reports.

Section 6.7 Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of Exide or any Backstop Party in this Commitment Agreement, Exide shall use (and shall cause its Subsidiaries to use), and each Backstop Party shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Commitment Agreement and the Plan, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) except as set forth in Section 6.4(c), defending any Legal Proceedings challenging (A) this Commitment Agreement, the Plan or any other Plan Transaction Document, (B) the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, or the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed;

(iii) working together in good faith to finalize the New Second Lien Convertible Notes, Indenture, Stockholders Agreement, Reorganized Exide Corporate Documents, Plan Transaction Documents and all other documents relating thereto for timely inclusion in the supplements to the Plan and filing with the Bankruptcy Court; and

(iv) satisfying to the extent required by Law any consultation or bargaining obligations with any Employee Representative.

(b) Subject to applicable Laws relating to the exchange of information, the Backstop Parties and Exide shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to the Backstop Parties or Exide, as the case may be, and any of their respective Affiliates or Exide and its Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Commitment Agreement, the Plan, or the other Plan Transaction Documents; provided, however, that neither Exide nor the Backstop Parties are required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, each of Exide and the Backstop Parties shall act reasonably and as promptly as practicable.

(c) Without limitation to Sections 6.1 and 6.2, to the extent exigencies permit, Exide shall provide or cause to be provided to counsel to the Backstop Parties a draft of all motions, applications, pleadings, schedules, orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits or declarations and evidence and other supporting documentation) in the Chapter 11 Case relating to or affecting the Plan Transaction Documents in advance of filing the same with the Bankruptcy Court. Except in the case of any declarations or other evidence submitted in connection with any filing with the Bankruptcy Court, all such motions, applications, pleadings, schedules, orders, reports and other material papers, when filed and upon entry by the Bankruptcy Court (as applicable), shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

(d) Nothing contained in this Section 6.7 shall limit the ability of any Backstop Party to consult with Exide, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Case to the extent not inconsistent with the PSA or this Commitment Agreement.

Section 6.8 Exit ABL Revolver Financing; First Lien High Yield Notes; New Second Lien Convertible Notes. (a) Exide agrees to work in good faith to obtain documentation for the Exit ABL Revolver Financing and the First Lien High Yield Notes on terms in form and substance consistent with the PSA Term Sheet and otherwise reasonably satisfactory to the Requisite Backstop Parties. Each of the Backstop Parties shall have the right to receive, upon reasonable request, an update by Exide on, and a summary of, any material meetings, discussions or negotiations relating to the Exit ABL Revolver Financing and the issuance of the First Lien High Yield Notes.

(b) Upon issuance and delivery of the New Second Lien Convertible Notes in accordance with this Commitment Agreement, Exide agrees that it will use its commercially reasonable efforts to cause (i) the Indenture to have terms and provisions reasonably satisfactory to the Requisite Backstop Parties and consistent with the terms therefor described in the PSA Term Sheet and other terms and provisions that are customary for such notes, including, without limitation, affirmative and negative covenants that are consistent with those governing the First Lien High Yield Notes, with such adjustments thereto as are reasonable and customary for second-lien secured high-yield notes, (ii) the Intercreditor Agreement to contain the terms consistent with the PSA Term Sheet and other terms and provisions that are customary for such an intercreditor agreement and (iii) the Security Documents to contain the terms consistent with the PSA Term Sheet and other terms and provisions that are customary for such agreements, which terms and provisions are consistent with those governing the corresponding agreements related to the First Lien High Yield Notes.

Section 6.9 New Board of Directors; Senior Management. Reorganized Exide’s initial board of directors shall consist of such number of directors as determined by the Requisite Backstop Parties, which directors shall be selected by the Requisite Backstop Parties, it being understood that the size of the board may be increased thereafter from time to time by the action of the board of directors. Exide agrees to, and agrees to direct the executive search firm retained by Exide to, cooperate with the Requisite Backstop Parties and the executive search consultant retained by the Backstop Parties in the selection of the board of directors and officers of reorganized Exide. Exide shall implement and adopt a search and hiring process on terms reasonably acceptable to the Requisite Backstop Parties for the hiring of a permanent chief executive officer. Any chief executive officer selected for Exide shall be reasonably satisfactory to the Requisite Backstop Parties.

Section 6.10 Blue Sky. Exide shall, on or before the Closing Date, take such action as Exide shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Primary Notes, Backstop Notes, Fee Shares and Fee Notes issued hereunder for, sale or issuance to the Backstop Parties at the Closing Date pursuant to this Commitment Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Closing Date. Exide shall timely make all filings and reports relating to the offer and sale or issuance of the Primary Notes, Backstop Notes, Fee Shares and Fee Notes issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. Exide shall pay all fees and expenses in connection with satisfying the obligations set forth under this Section 6.10.

Section 6.11 No Integration; No General Solicitation. Subject to Section 8.02(d) of the PSA, neither Exide nor any of its Affiliates will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Rights Offering Notes, the Rights Offering and this Commitment Agreement in a manner that would require registration of the New Second Lien Convertible Notes to be issued by Exide on the Plan Effective Date under the Securities Act. Subject to Section 8.02(d) of the PSA, none of Exide or any of its Affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Rights Offering Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.12 DTC Eligibility. Exide shall use its commercially reasonable efforts to promptly make all New Second Lien Convertible Notes eligible for deposit with the Depository Trust Company.

Section 6.13 Use of Proceeds. Exide will apply the proceeds from the exercise of the Rights and the sale of the Rights Offering Notes in accordance with and pursuant to the Plan.

Section 6.14 Legend. (a) Each note evidencing New Second Lien Convertible Notes or First Lien High Yield Notes acquired by the Backstop Parties (including any Related Purchaser or Ultimate Purchaser) hereunder or in connection with the Rights Offering, and each note issued in exchange for or upon the transfer, sale or assignment of any such notes, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Legend (or restrictive notation) set forth above shall be removed from the notes evidencing any such New Second Lien Convertible Notes or First Lien High Yield Notes at any time after the restrictions described in such Legend cease to be applicable. Exide may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply.

(b) Each certificate evidencing New Common Stock acquired by the Backstop Parties (including any Related Purchaser or Ultimate Purchaser) hereunder or in connection with the Rights Offering, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such notes, shall be stamped or otherwise imprinted with a Legend in substantially the following form:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE STOCKHOLDERS AGREEMENT DATED AS OF [            ], 2015 AND MAY NOT BE TRANSFERRED UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

The Legend (or restrictive notation) set forth above shall be removed from the certificates evidencing any such New Common Stock at any time after the restrictions described in such Legend cease to be applicable. Exide may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply.

Section 6.15 Emergence Available Liquidity. Exide shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to cause the Emergence Available Liquidity to be no less than the Emergence Available Liquidity Target on the Plan Effective Date.

Section 6.16 Compliance at Vernon Facility and Periodic Updates. Exide and its Subsidiaries shall (i) cooperate with the Requisite Backstop Parties in developing, adopting and implementing a regulatory and environmental compliance strategy for the Vernon Facility reasonably satisfactory to the Requisite Backstop Parties, including compliance with the DTSC Stipulation, (ii) provide to the Requisite Backstop Parties periodic updates related to regulatory and political developments materially affecting the Vernon Facility and (iii) pursue, in good faith, a strategy reasonably satisfactory to, and in cooperation with, the Requisite Backstop Parties to address the complaint for civil penalties relating to the Vernon Facility filed by the South Coast Air Quality Management District (“AQMD”) in the Superior Court of the State of California, County of Los Angeles captioned People of the State of California, ex rel South Coast Air Quality Management District, a Public Entity v. Exide Technologies, Inc., and Does 1 through 50, Case No. DC 533528 (the “AQMD Complaint”).

Section 6.17 Regulatory Issues Relating to Frisco, Texas Properties. Exide and its Subsidiaries shall pursue, in good faith, a strategy reasonably satisfactory to, and in cooperation with, the Requisite Backstop Parties to consummate the transactions contemplated by the Frisco Master Settlement Agreement or shall otherwise pursue, in good faith, a strategy reasonably satisfactory to, and in cooperation with, the Requisite Backstop Parties regarding the regulatory and land-use issues at Frisco, Texas with the applicable regulators and authorities.

Section 6.18 Cooperation Regarding Environmental and Regulatory Compliance. Exide and its Subsidiaries shall cooperate with the Requisite Backstop Parties regarding on-going diligence relating to environmental matters.

Section 6.19 Cooperation Regarding Corporate and Tax Planning. Exide and its Subsidiaries shall cooperate with the Requisite Backstop Parties in developing, adopting and implementing a corporate and tax planning strategy reasonably satisfactory to the Requisite Backstop Parties.

Section 6.20 WARN Act Compliance. Exide shall provide a schedule as of the Closing Date that sets forth a list of each employee (if any) who has been terminated involuntarily within the ninety (90) day period prior to the Closing Date, together with such former employee’s work location.

Section 6.21 Cooperating Regarding Security. Exide and its Subsidiaries shall cooperate with the Requisite Backstop Parties in creating, perfecting and evidencing all security interests, mortgages, encumbrances and liens on the collateral securing the New Second Lien Convertible Notes pursuant to the Security Documents.

Section 6.22 Binding Effect. Each Backstop Party and its Affiliates agree to be bound by this Agreement and the PSA, in their capacities as holders of any Owned Debtor Claims and Owned DIP Claims.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of Each of the Parties. The respective obligations of the Parties to consummate the transactions contemplated hereby shall (unless waived by all Parties hereto) be subject to the satisfaction of the following conditions:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order, and such order shall be a Final Order and in form and substance reasonably satisfactory to Exide and the Requisite Backstop Parties.

(b) Disclosure Statement Order; Rights Offering Procedures Order. The Bankruptcy Court shall have entered the Disclosure Statement Order and the Rights Offering Procedures Order, and such orders shall be Final Orders and in form and substance reasonably satisfactory to Exide and the Requisite Backstop Parties.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such order shall be a Final Order and in form and substance reasonably satisfactory to Exide and the Requisite Backstop Parties.

(d) Exit ABL Revolver Financing; First Lien High Yield Notes. Exide (i) shall have obtained the Exit ABL Revolver Financing, (ii) shall have issued the First Lien High Yield Notes to the lenders under the DIP Credit Agreement, (iii) shall have executed and delivered the documentation governing the Exit ABL Revolver Financing and the First Lien High Yield Notes, each of which shall be in form and substance reasonably satisfactory to Exide and the Requisite Backstop Parties, and (iv) all conditions to effectiveness of the Exit ABL Revolver Financing and the documentation governing the First Lien High Yield Notes shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Closing Date).

(e) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Commitment Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Commitment Agreement.

(f) Consents. All governmental and third party notifications, filings, consents, waivers and approvals set forth on Schedule 2 and required for the consummation of the transactions contemplated by this Commitment Agreement and the Plan shall have been made or received, except where the failure to make or receive such consent would not reasonably be expected to result in a Material Adverse Effect.

(g) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Commitment Agreement.

Section 7.2 Conditions to the Obligations of the Backstop Parties. The obligations of each Backstop Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.3) the satisfaction of the following conditions:

(a) Plan and Plan Transaction Documents. Exide shall have complied, in all material respects, with the terms of the Plan that are to be performed by Exide on or prior to the Plan Effective Date and the conditions to the occurrence of the Plan Effective Date set forth in the Plan shall have been satisfied or, with the prior consent of the Requisite Backstop Parties, waived in accordance with the terms thereof and the Plan, and the Plan and all Plan Transaction Documents shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

(b) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the Rights Offering Procedures Order and this Commitment Agreement, and the Rights Offering Expiration Time shall have occurred.

(c) Senior Management; Arrangements with Senior Management.

(i) A Chief Executive Officer reasonably satisfactory to the Requisite Backstop Parties shall have been identified and the terms and conditions of any employment agreement for the Chief Executive Officer shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties, with the term of employment commencing no later than the Plan Effective Date.

(ii) (x) The identity and employment agreement or other compensation agreement (in form and substance) of each individual to be appointed and/or hired to serve as a member of the senior management of Exide from and after the Closing Date shall be reasonably satisfactory to the Requisite Backstop Parties, (y) any KEIP or LTIP provided for in the Plan shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties and (z) any payout under such KEIP or LTIP on the Effective Date shall be reasonably acceptable to the Requisite Backstop Parties.

(d) D&O Policies. The terms and conditions of the director and officer liability insurance policies of Exide provided for in the Plan and in effect from and after the Plan Effective Date shall be reasonably satisfactory to the Requisite Backstop Parties.

(e) Expense Reimbursement. Exide shall have paid all Expense Reimbursement accrued through the Closing Date pursuant to Section 3.3.

(f) Disclosure Schedules. Any Company Disclosure Schedules delivered by Exide after the date hereof shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

(g) Representations and Warranties. (A) The representations and warranties of Exide contained in this Commitment Agreement that are qualified as to materiality or similar qualifiers, and the representation and warranty contained in Section 4.11, shall be true and correct in all respects both on and as of the date hereof and as of the Closing Date, with the same force and effect as though made on and as of such date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such specified date) and (B) the representations and warranties of Exide contained in this Commitment Agreement that are not so qualified shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of such date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date).

(h) Covenants. Exide shall have performed or complied with, or caused its Subsidiaries to have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with under this Commitment Agreement and in connection with the transactions contemplated by this Commitment Agreement.

(i) Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of Exide in form and substance reasonably satisfactory to the Requisite Backstop Parties, signed on behalf of Exide by each of its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 7.2(g), 7.2(h), 7.2(j) and 7.2(k) have been satisfied.

(j) Emergence Available Liquidity. The Emergence Available Liquidity shall be no less than the Emergence Available Liquidity Target.

(k) Material Adverse Effect. (i) From the date hereof to the Closing Date, there shall not have occurred, and there shall not exist, any Event that could reasonably be considered to result in a Material Adverse Effect and (ii) the Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of Exide confirming the same.

(l) PSA. The PSA shall be in full force and effect and shall not have been terminated in accordance with its terms, and there shall not exist any default thereunder by any party.

(m) Equity Securities of Exide. On the Closing Date, other than the Fee Shares, the shares of New Common Stock to be issued to holders of Senior Secured Note Claims, the shares of New Common Stock to be issued in payment of each of the DIP/Second Lien Conversion Funding Fee and the DIP/Second Lien Backstop Commitment Fee (each as defined in the Plan) and those shares of New Common Stock reserved for issuance upon the conversion of the New Second Lien Convertible Notes and the exercise of stock options and other rights to purchase or acquire shares of New Common Stock granted in connection with the new LTIP in accordance with the Plan or any other employment arrangement approved by the Requisite Backstop Parties, no shares of New Common Stock or options, warrants or other rights to acquire equity securities of Exide will be outstanding.

(n) DIP Credit Agreement. Exide shall provide evidence to the Backstop Parties, in form and substance reasonably satisfactory to each Backstop Party, that no

Event of Default occurred or is continuing under the DIP Credit Agreement, 100% of DIP Term Loan Claims consent to the treatment of DIP Term Loan Claims set forth in the Plan, and, substantially concurrently with the issuance of the New Second Lien Convertible Notes and the First Lien High Yield Notes and the execution of the documentation governing the Exit ABL Revolver Financing, all obligations under the DIP Credit Agreement (other than contingent obligations not then due and payable) will have been satisfied in full, all commitments under the DIP Credit Agreement will have been terminated and all liens and security interests related to the DIP Credit Agreement will have been terminated or released.

(o) Indenture and Other Related Documents. The Indenture, the Security Documents and the Intercreditor Agreement shall have been executed and delivered by Exide and the other parties thereto.

(p) Opinions. Exide shall deliver such customary opinions of counsel to Exide, dated as of the Closing Date and addressed to the Backstop Parties that are customary for the purchase and sale of the New Second Lien Convertible Notes and the transactions contemplated by this Commitment Agreement, including as may be customary and consistent with local practice in the relevant jurisdictions and in each case in form and substance reasonably satisfactory to the Requisite Backstop Parties.

(q) Delivery of Financial Reports. Exide shall have delivered the Financial Reports and Financial Statements to each Backstop Party that so requests and its Representatives.

(r) Deregistration of Common Stock. Exide shall take all actions necessary for the termination of registration of the common stock, par value $0.01 per share (the “Common Stock”) under Section 12(b) of the Exchange Act, including preparing and filing or causing to be filed with the SEC on or prior to the Effective Date a Form 25 or any other form necessary to be filed to deregister the Common Stock.

(s) Satisfactory Due Diligence Review. On or before three (3) Business Days prior to the hearing before the Bankruptcy Court to consider the BCA Approval Motion, the Backstop Parties shall have completed a due diligence review of Exide in form and substance satisfactory to the Requisite Backstop Parties in their sole discretion.

(t) Pending Legal Actions. The Requisite Backstop Parties shall be reasonably satisfied that any fines, penalties or other damages payable by Exide, reorganized Exide or any of its Subsidiaries relating to or arising from (w) the AQMD Complaint, (x) the DOJ Investigation, (y) any Vernon Legal Action, or (z) any European antitrust investigation regarding members of local trade associations in the traction/motive power batteries segment of the industry in which Exide and its Subsidiaries operate, shall not result in any material post-petition or post-confirmation liability of reorganized Exide and its Subsidiaries, taken as a whole.

Section 7.3 Waiver of Conditions to Obligation of Backstop Parties. Except for the condition set forth in Section 7.2(n) (which may only be waived in whole or in part by a written instrument executed by each Backstop Party), any other conditions set forth in

Section 7.2 may only be waived in whole or in part with respect to all Backstop Parties by a written instrument executed by the Requisite Backstop Parties in their sole discretion and if so waived, all Backstop Parties shall be bound by such waiver; provided, that notwithstanding the foregoing, any one or more Requisite Backstop Parties that desire to waive all or any of the conditions set forth in Section 7.1 (such Backstop Party or Backstop Parties, the “Waiving Backstop Parties”) may require any other Backstop Parties that are not willing to waive the applicable conditions (the “Non-Waiving Backstop Parties”), and such Non-Waiving Backstop Parties shall upon written request by the Waiving Backstop Parties be so required, to transfer and assign to the Waiving Backstop Parties all of the Non-Waiving Backstop Parties’ Backstop Commitment in accordance with the Waiving Backstop Parties’ pro rata share (based on the aggregate Commitment of the Waiving Backstop Parties) of the Non-Waiving Backstop Parties’ Backstop Commitment or as otherwise reasonably agreed upon by such Waiving Backstop Parties.

Section 7.4 Conditions to the Obligation of Exide. The obligation of Exide to consummate the transactions contemplated hereby is subject to (unless waived by Exide) the satisfaction of each of the following conditions:

(a) Conditions to the Plan. Exide shall be satisfied that the conditions to the occurrence of the Plan Effective Date as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and the Plan.

(b) PSA. The PSA shall be in full force and effect and shall not have been terminated in accordance with its terms, and there shall not exist any default thereunder by any party other than Exide.

(c) Representations and Warranties. The representations and warranties of each Backstop Party contained in this Commitment Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(d) Covenants. Each of the Backstop Parties shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Commitment Agreement and in any other document delivered pursuant to this Commitment Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, Exide (the “Indemnifying Party”) shall indemnify and hold harmless each Backstop Party, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers, and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties, except to the extent otherwise provided for in this Commitment Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of this Commitment Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offering, the payment of the Backstop Commitment Fee or the use of the proceeds of the Rights Offering, or any breach by Exide or any of its Subsidiaries of this Commitment Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by Exide, its equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Commitment Agreement or the Plan are consummated or whether or not this Commitment Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party and its Related Parties, caused by a Backstop Party Default by such Backstop Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the fraud, willful misconduct or gross negligence of such Indemnified Person. Notwithstanding anything to the contrary in this Commitment Agreement, the Indemnifying Party will not be liable for, and no Indemnified Person shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (i) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and (ii) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (A) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (B) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (C) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim, and provides written notice of such determination and the basis for such determination and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (D) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, Exide and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of Exide and its Subsidiaries.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement, compromise, consent to the entry of any judgment or judgment with respect to any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement, compromise, consent to the entry of any judgment or judgment with respect to any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement, compromise, consent to the entry of any judgment or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement, compromise, consent to the entry of any judgment or judgment with respect to any Indemnified Claims effected without its written consent if (i) such settlement, compromise or consent is entered into more than forty-five (45) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement, compromise or consent. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement, compromise or consent to the entry of judgment with respect to any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (A) such settlement, compromise or consent includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (B) such settlement, compromise or consent does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. No Indemnified Person shall be liable to Exide or any of its Affiliates for any damages arising from the use by unauthorized persons of any information made available to the Backstop Parties by Exide or any of its representatives through electronic telecommunications or other information transmissions systems that are intercepted by such persons.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by Exide pursuant to the issuance and sale of the Rights Offering Notes in the Rights Offering as contemplated by this Commitment Agreement and the Plan bears to (b) the Backstop Commitment Fee paid or proposed to be paid to the Backstop Parties (applying a liquidity discount as appropriate). The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim. The amount paid or payable by an Indemnified Person as a result of Losses referred to above in this Section 8.4 shall be deemed to include, for purposes of this Section 8.4, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Commitment Agreement and without these provisions the Backstop Parties would not have entered into this Commitment Agreement, and the obligations of Exide under this Article VIII shall constitute allowed administrative expenses of the Debtor’s estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and, subject to entry of the BCA Approval Order, Exide may comply with the requirements of this Article VIII without further order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Commitment Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms, and except as set forth in Section 9.2 of this Commitment Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination Rights. This Commitment Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date (including at any time prior to and after entry of the BCA Approval Order):

(a) by mutual written consent of Exide and the Requisite Backstop Parties;

(b) pursuant to Section 2.3(a), by Exide by written notice to each Backstop Party;

(c) by Exide by written notice to each Backstop Party or by the Requisite Backstop Parties by written notice to Exide if any Law or Order shall have been enacted, adopted or issued by any Governmental Entity, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Commitment Agreement or the other Plan Transaction Documents;

(d) by the Requisite Backstop Parties upon written notice to Exide:

(i) if any of the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, or the Confirmation Order does not become a Final Order by the Outside Date;

(ii) if the Bankruptcy Court does not enter any of the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, or the Confirmation Order, or the Bankruptcy Court enters such orders in form and substance that in each case is not reasonably satisfactory to the Requisite Backstop Parties, or any such order is not effective upon or after entry;

(iii) if any of the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, the Confirmation Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry in a manner that is not reasonably satisfactory to the Requisite Backstop Parties;

(iv) if an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), or a trustee or receiver or other responsible officer shall have been appointed in the Chapter 11 Case;

(v) if the entry of a ruling or order by the Bankruptcy Court or any other court with appropriate jurisdiction which, in each case, would have the effect of preventing consummation of or that would materially alter the treatment of the Backstop Parties under the Plan (whether in its capacity as a Backstop Party or a holder of the Senior Secured

Notes), it being understood that among other things, the occurrence of any of the following shall constitute a material alteration of the treatment of the Backstop Parties: (i) any adverse ruling materially affecting the collateral (as set forth in the Senior Secured Indenture and related documents) securing the Secured Note Claims, including collateral granted as part of adequate protection (the “Senior Secured Notes Collateral”) inconsistent with the Final DIP Order (including the representations contained therein), (ii) any other lifting the automatic stay of section 362 of the Bankruptcy Court or a material portion of the Senior Secured Notes Collateral; (iii) the appointment of a statutory committee of equity security holders under section 1102 of the Bankruptcy Code, or (iv) any action taken by any Governmental Entity against any of Exide’s facilities in the United States or elsewhere that would reasonably be expected to materially adversely impact the operations of such facility; provided, however, that Exide shall have thirty (30) days after issuance of such injunction, judgment, decree, charge or ruling or order to obtain relief that would allow consummation of the Restructuring Transactions that (i) does not prevent or diminish in a material way compliance with the terms of this Commitment Agreement or (ii) is otherwise reasonably satisfactory to the Requisite Backstop Parties; and;

(vi) if Exide shall have breached any representation, warranty, covenant or other agreement made by Exide in this Commitment Agreement or any such representation and warranty shall have become inaccurate after the date of this Commitment Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2(f), Section 7.2(g), Section 7.2(h) or Section 7.2(i), if continuing on the Closing Date, being satisfied and such breach or inaccuracy is not cured by Exide by the earlier of (A) the seventh (7th) day after the giving of notice thereof to Exide by any Backstop Party and (B) the third (3rd) day prior to the Outside Date; provided, that the Backstop Parties shall not have the right to terminate this Commitment Agreement pursuant to this Section 9.1(d)(vi) if they are then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.4 being satisfied;

(vii) upon the occurrence of the Termination Date under the PSA or the PSA is otherwise terminated in accordance with its terms;

(viii) if (A) a DIP Event of Default has occurred and is continuing unwaived or not subject to a forbearance for more than three (3) Business Days, (B) an acceleration of the obligations or termination of commitments under the DIP Credit Agreement, or (C) a modification or amendment of the Final DIP Order that is not satisfactory, in their sole discretion, to the Requisite Backstop Parties;

(ix) if any of this Commitment Agreement, the PSA, DIP Credit Agreement, Rights Offering Procedures, Disclosure Statement, Plan or any documents related to the Plan, including notices, exhibits or appendices, or any of the Plan Transaction Documents is amended or modified in any material respect or withdrawn without the prior written consent of the Requisite Backstop Parties such that any such document is not in form and substance reasonably satisfactory to the Requisite Backstop Parties;

(x) upon the occurrence of a Material Adverse Effect, which continues to exist following delivery of written notice thereof to Exide by the Requisite Backstop Parties and following a reasonable opportunity for Exide to cure such Material Adverse Effect;

(xi) upon Exide’s (a) failure to comply with the DTSC Stipulation such that Exide’s stipulated penalties for non-compliance under the DTSC Stipulation would reasonably be expected to result in a material post-petition payment by Exide or the reorganized Exide, or (b) failure to post Financial Assurance (as defined in the DTSC Stipulation) in accordance with the terms of the DTSC Stipulation;

(xii) upon the termination or rescission of the DTSC Stipulation, or any modification or amendment of the DTSC Stipulation that is not reasonably acceptable to the Requisite Backstop Parties; or

(xiii) upon the Frisco Master Settlement Agreement being validly terminated without Exide’s consent;

(e) by any Backstop Party:

(i) If Exide seeks approval of, or the Bankruptcy Court approves, a Sale that is not satisfactory to each Backstop Party, in its sole discretion;

(ii) if Exide (a) files, propounds, or otherwise publicly supports or announces that the Debtor or any of its subsidiaries will support any Sale not acceptable to each Backstop Party, in its sole discretion, or an Alternative Transaction, including any plan of reorganization (other than the Plan), or (b) files any motion or application seeking authority to sell any material assets, in each case, without the prior written consent of each Backstop Party;

(iii) upon Exide or any of its senior management being informed that it will be, or has been, indicted in connection with the DOJ Investigation or any other investigation by any Governmental Entity, or if the DOJ Investigation is not resolved, or is not resolved in a manner that is in form and substance satisfactory to each Backstop Party; or

(iv) pursuant to Section 2.3(a), by any Backstop Party by written notice to Exide; provided, however, that this Commitment Agreement shall remain in effect with respect to any Backstop Party who does not so terminate this Agreement pursuant to Section 2.3(a);

(f) by any Backstop Party that terminates its obligations under the PSA pursuant to section 8.05(a) of the PSA;

(g) by Exide or any Backstop Party (other than a Defaulting Backstop Party) if the Closing Date has not occurred by 11:59 p.m., New York City time on or before March 31, 2015 (as it may be extended pursuant to this Section 9.1(g), the “Outside Date”); provided that, upon the occurrence of a Backstop Party Default, the Outside Date shall be extended in accordance with Section 2.3(a) during a Cover Transaction Period;

(h) by Exide upon written notice to each Backstop Party if, subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3(a), any Backstop Party shall have breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Commitment Agreement or any such representation and warranty shall have become inaccurate after the date of this Commitment Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.1 or Section 7.4, if continuing on the Closing Date, being satisfied and such breach or inaccuracy is not cured by such Backstop Party by the earlier of (A) the seventh (7th) day after the giving of notice thereof to such Backstop Party by Exide and (B) the third (3rd) day prior to the Outside Date; provided, that Exide shall not have the right to terminate this Commitment Agreement pursuant to this Section 9.1(h) if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.1 or Section 7.2 being satisfied; or

(i) by Exide, if Exide shall terminate the PSA pursuant to Section 8.02(d) thereof in accordance with Exide’s fiduciary duties referenced in Section 4.02(c) thereof.

Section 9.2 Effect of Termination. (a) Upon termination of this Commitment Agreement pursuant to this Article IX, this Commitment Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of Exide or the Backstop Parties; provided, that (i) the obligations of Exide to pay the Expense Reimbursement pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII and to pay the Backstop Commitment Fee pursuant to Section 3.2 shall survive the termination of this Commitment Agreement indefinitely and shall remain in full force and effect, in each case, until such obligation shave been satisfied, (ii) the provisions set forth in this Section 9.2 and Article X shall survive the termination of this Commitment Agreement in accordance with their terms and (iii) nothing in this Section 9.2 shall relieve any Party from liability for any willful or intentional breach of this Commitment Agreement. For purposes of this Commitment Agreement, “willful or intentional breach” shall mean a breach of this Commitment Agreement that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Commitment Agreement.

(b) Upon consummation of a Sale or Alternative Transaction, Exide shall pay in cash a fee equal to three percent (3.0%) of the Commitment Amount, calculated in accordance with Section 3.2, to the Backstop Parties (including any Replacing Backstop Parties and Ultimate Purchasers, but excluding any Defaulting Backstop Parties) or their designees, based upon their respective Aggregate Commitment Amounts.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Commitment Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested), sent via e-mail or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a) If to Exide, to:

Exide Technologies

13000 Deerfield Parkway

Building 200

Milton, Georgia 3004

Attention: Phillip A. Damaska, Barbara Hatcher

E-mail address: phillip.damaska@exide.com, barbara.hatcher@exide.com;

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attention: Kenneth S. Ziman, J. Eric Ivester

E-mail addresses: ken.ziman@skadden.com, eric.ivester@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, IL 60606

Attention: James J. Mazza, Jr.

E-mail address: james.mazza@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Attention: Steven J. Daniels

E-mail address: steven.daniels@skadden.com

(b) If to any of the Backstop Parties, to counsel for the Backstop Parties:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Alan W. Kornberg, Alice Belisle Eaton, Lawrence G. Wee

E-mail addresses: akornberg@paulweiss.com, aeaton@paulweiss.com, and lwee@paulweiss.com

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

Attention: Pauline K. Morgan, Andrew L. Magaziner

E-mail address: pmorgan@ycst.com, amagaziner@ycst.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Commitment Agreement nor any of the rights, interests or obligations under this Commitment Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Exide and the Requisite Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3, 2.6 or 10.7, and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Commitment Agreement (including the documents and instruments referred to in this Commitment Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Commitment Agreement.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Commitment Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Commitment Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Commitment Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the PSA (including the Plan) will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Parties under this Commitment Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS COMMITMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE

BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS COMMITMENT AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS COMMITMENT AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT; PROVIDED THAT, IF THE BANKRUPTCY COURT LACKS JURISDICTION, THE PARTIES CONSENT AND AGREE THAT ANY SUCH ACTION OR DISPUTE SHALL BE BROUGHT EXCLUSIVELY IN A COURT OF THE STATE OF NEW YORK OR A U.S. FEDERAL COURT LOCATED IN THE STATE OF NEW YORK. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS COMMITMENT AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Commitment Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative. This Commitment Agreement may be amended, restated, modified, supplemented, or changed only by a written instrument signed by Exide and the Requisite Backstop Parties (other than a Defaulting Backstop Party); provided, that each Backstop Party’s prior written consent shall be required for any amendment, restatement, modification, supplement or change that would have the effect of: (i) modifying such Backstop Party’s Aggregate Commitment Amount, (ii) increasing the Purchase Price to be paid in respect of the Backstop Notes, (iii) extending the Outside Date, (iv) changing the definition of Requisite Backstop Parties, (v) changing the terms of or conditions to the payment of the Backstop Commitment Fee, (vi) changing any of the termination rights available to any Backstop Party under Section 9.1(e), (vii) modifying Section 7.2(n), Section 9.1(f), or Section 9.1(g) or (viii) otherwise disproportionately and materially adversely affecting such Backstop Party. Subject to the foregoing, the terms and conditions of this Commitment Agreement (other than the conditions set forth in Sections 7.2 and 7.4, the waiver of which shall be governed solely by Article VII) may be waived (x) by Exide only by a written instrument executed by Exide and (y) by the Requisite Backstop Parties only by a written instrument executed by such Requisite Backstop Parties. Notwithstanding anything to the contrary contained in this Commitment Agreement, and subject to Section 2.6, the Backstop Parties may agree, among themselves, to reallocate their respective Aggregate Commitment Amounts without any consent or approval of any other Party; provided, however, any such agreement among the Backstop Parties shall require the consent or approval of all Backstop Parties affected by such reallocation. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Commitment Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Commitment Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Commitment Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Commitment Agreement. Except as otherwise provided in this Commitment Agreement, the rights and remedies provided pursuant to this Commitment Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.8 Headings. The headings in this Commitment Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Commitment Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Commitment Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Commitment Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Commitment Agreement, no right or remedy described or provided in this Commitment Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Commitment Agreement, at law or in equity.

Section 10.10 No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties in respect of this Commitment Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) (i) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to Exide or any of its Subsidiaries that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity and (ii) no Backstop Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Party or any

Person acting on behalf of such other Backstop Party may have conducted with respect to Exide or any of its Affiliates or any of their respective securities and (d) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Backstop Notes or its Backstop Commitment.

Section 10.11 Publicity. At all times prior to the Closing Date or the earlier termination of this Commitment Agreement in accordance with its terms, Exide and the Backstop Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Commitment Agreement. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines it is required to do so by applicable Law, in which case such Party shall use all reasonable efforts to consult with the other Party (or Parties) before issuing any such release or making any such public statement.

Section 10.12 Settlement Discussions. This Commitment Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind nor does anything herein reflect the views of any party as to the valuation of Exide and its Subsidiaries. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Commitment Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Case (other than a proceeding to approve or enforce the terms of this Commitment Agreement).

[Signature Pages Follow]

Schedule 1

to Backstop Commitment Agreement

Backstop Party	Primary Notes	Backstop Commitment Amount	Aggregate Commitment Amount	Beneficially Controlled Owned DIP Claims
MacKay Shields LLC, as investment adviser on behalf of the Lenders it advises	$31,960,963	$40,471,537	$72,432,500	$137,976,277
Alliance Bernstein High Income Fund, AB Global High Income Fund, ACM Global High Yield - Offshore and certain other affiliates	17,440,630	24,991,870	42,432,500	44,488,022
D.E. Shaw Galvanic Portfolios, L.L.C and other affiliated funds	12,962,963	1,537,037	14,500,000	43,645,868
Neuberger Berman Fixed Income LLC, as investment manager	8,328,963	3,671,037	12,000,000	2,370,793
The Northwestern Mutual Life Insurance Company	5,081,481	4,918,519	10,000,000	20,320,871
Stonehill Institutional Partners, L.P. and Stonehill Master Fund LTD	1,814,815	5,185,185	7,000,000	33,645,907
BDCM Opportunity Fund III LP	760,000	—	760,000	3,748,567
Nomura Corporate Research and Asset MGMT Inc.	875,000	—	875,000	7,293,341

Total	$79,224,815	$80,775,185	$160,000,000	$293,489,646

Schedule 2

to Backstop Commitment Agreement

None.